[Execution Copy]                                       Exhibit 10.4







                       NORTHSTAR ENERGY CORPORATION



                              U.S. $150,000,000




                         6.79% SENIOR NOTES DUE 2009




                              NOTE AGREEMENT



                          Dated as of March 2, 1998





This Agreement contains confidentiality obligations in paragraph 11X.

                              TABLE OF CONTENTS

                           (Not Part of Agreement)



1.  AUTHORIZATION OF ISSUE OF NOTES                                         1
2.  PURCHASE AND SALE OF NOTES                                              1
3.  CONDITIONS PRECEDENT                                                    2
 3A. Certain Documents                                                      2
 3B. Opinions of Purchaser's Special Counsel                                4
 3C. Representations and Warranties; No Default                             4
 3D. Purchase Permitted By Applicable Laws                                  4
 3E. Proceedings                                                            5
 3F. Private Placement Number                                               5
 3G. Structuring Fee                                                        5
 4. PREPAYMENTS                                                             5
 4A. Required Prepayments                                                   5
 4B. Optional Prepayment With Yield-Maintenance Amount                      6
 4C. Notice of Optional Prepayment                                          6
 4D. Partial Payments Pro Rata                                              7
 4E. Retirement of Notes                                                    7
 5.  AFFIRMATIVE COVENANTS                                                  8
 5A(1). Financial Statements                                                8
 5A(2). Compliance Certificates                                             9
 5A(3). Auditors Certificate                                               10
 5A(4). Notice of Default or Event of Default                              10
 5B. Information Required by Rule 144A                                     10
 5C. Inspection of Property                                                10
 5D. Covenant to Secure Notes Equally                                      11
 5E. Engineering Reports; Accuracy of Engineering Reports                  11
 5F. Corporate Existence; Existence of Material Subsidiaries               12
 5G. Compliance With Applicable Laws                                       12
 5H. Payment of Taxes                                                      12
 5I. Environmental Matters                                                 13
 5J. Insurance                                                             13
 5K. Ranking With Other Debt                                               14
 5L. Material Subsidiary Test                                              14
 5M. Material Subsidiary Guarantee; Release of Certain Guarantees          14
 5N. Payment and Performance                                               15
 5O. Payment of Other Obligations                                          15
 5P. Maintenance of Books and Records                                      15
 5Q. Subsidiary Designation                                                15
 5R. Proceeds                                                              16
 5S. Filings                                                               16
 5T. Defend Title                                                          16
 5U. West Windsor Power                                                    16
 6.  NEGATIVE COVENANTS                                                    16
 6A. Financial Covenants.                                                  17
 6A(3) Alternate Consolidated Net Worth Test                               17
 6B. Liens and Other Restrictions                                          17
 6C. Joint Venture Company                                                 20
 6D. Change of Business                                                    20
 6E. Actions in Respect of Material Subsidiaries                           20
 6F. Constating Documents                                                  21
 6G. Amendments to Bank Agreement                                          21
 6H. Most Favoured Lender Status                                           21
 6I. Northstar Energy Partnership                                          23
 7.  EVENTS OF DEFAULT                                                     23
 7A. Acceleration                                                          23
 7B. Rescission of Acceleration                                            28
 7C. Notice of Acceleration or Rescission                                  29
 7D. Other Remedies                                                        29
 8.  REPRESENTATIONS, COVENANTS AND WARRANTIES                             29
 8A. Organization                                                          29
 8B. Financial Statements                                                  30
 8C. Actions Pending                                                       31
 8D. Outstanding Indebtedness                                              31
 8E. Title to Properties                                                   31
 8F. Taxes                                                                 32
 8G. Conflicting Agreements and Other Matters                              32
 8H. Private Offering of Notes                                             32
 8I. Use of Proceeds                                                       33
 8J. Governmental Consent                                                  33
 8K. Environmental Compliance                                              33
 8L. Environmental Disclosure                                              35
 8M. Environmental Risk Management                                         35
 8N. Disclosure                                                            35
 8O. Pari Passu                                                            36
 8P. ERISA                                                                 36
 8Q. Foreign Assets Control Regulations, etc.                              36
 8R. Investment Company Act and Public Utility Holding Company Status      36
 8S. Engineering Reports                                                   37
 8T. Subsidiaries                                                          37
 8U. Material Subsidiaries                                                 37
 8V. West Windsor Power                                                    37
 8W. Indeck                                                                37
 8X. PLC-Windsor Ltd.                                                      37
 9.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER            38
 9A. Representations and Warranties of the Purchaser                       38
 9B. Representations, Acknowledgements and Covenants of the Purchaser      39
 10.  DEFINITIONS                                                          40
 10A. Yield-Maintenance Terms                                              40
 10B. Other Terms                                                          42
 10C. Accounting Principles, Terms and Determinations                      65
 11.  MISCELLANEOUS                                                        65
 11A. Note Payments                                                        65
 11B. Expenses                                                             65
 11C. Consent to Amendments                                                66
 11D. Form, Registration, Transfer and Exchange of Notes; Lost Notes       67
 11E. Persons Deemed Owners; Participations                                67
 11F. Survival of Representations and Warranties                           68
 11G. Entire Agreement                                                     68
 11H. Successors and Assigns                                               68
 11I. Notices                                                              68
 11J. Payments Due on Non-Business Days                                    68
 11K. Satisfaction Requirement                                             69
 11L. Governing Law and Submission to Jurisdiction                         69
 11M. Amendments                                                           69
 11N. Severability                                                         69
 11O. Descriptive Headings                                                 70
 11P. Payment Free from Equities                                           70
 11Q. Note Repayment Net of Withholding Imposts                            70
 11R. Interest                                                             72
 11S. Counterparts                                                         73
 11T. Currency References, Conversion and Payments                         73
 11U. Judgment Currency                                                    73
 11V. Time; "Including"; "Assets"; "Property"                              74
 11W. Environmental Indemnity                                              74
 11X. Disclosure to Other Persons; Confidentiality                         75
 11Y. Further Assurances                                                   76


PURCHASER SCHEDULE

SCHEDULE A     --   FORM OF NOTE
SCHEDULE B          FORM OF OPINION OF CORPORATION'S COUNSEL
SCHEDULE C     --   EXISTING LIENS, AGREEMENTS RESTRICTING DEBT, AND
                    OUTSTANDING DEBT
SCHEDULE D     --   MATERIAL SUBSIDIARY GUARANTEE
SCHEDULE E     --   FORM OF COMPLIANCE CERTIFICATE
SCHEDULE F     --   OTHER PERMITTED COUNTRIES
SCHEDULE G     --   SUBSIDIARIES
SCHEDULE H     --   EXCLUDED ASSETS

                       NORTHSTAR ENERGY CORPORATION
                         3000, 400 - 3rd Avenue S.W.
                             Calgary, Alberta
                                  T2P 4H2



As of March 2, 1998



To:  The Prudential Insurance Company of America
c/o Prudential Capital Group
Gateway Center Four
100 Mulberry Street
Newark, NJ 07102-4069

     U.S. $150,000,000 6.79% Senior Notes due March 2, 2009

Ladies and Gentlemen:

The undersigned, Northstar Energy Corporation (the "Corporation"), hereby agrees with you as follows:

     PARAGRAPH 1.  AUTHORIZATION OF ISSUE OF NOTES.

     1. Authorization of Issue of Notes. The Corporation will authorize the issue of its senior promissory notes (the "Notes") in the aggregate principal amount of U.S. $150,000,000; to be dated the date of issue thereof; to mature March 2, 2009; to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall become due and payable at the rate of 6.79% per annum and on overdue payments at the rate specified therein; and to be substantially in the form of Schedule A attached hereto. The term "Notes" as used herein shall include each Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Capitalized terms used herein have the meanings specified in paragraph 10.

     PARAGRAPH 2.  PURCHASE AND SALE OF NOTES.

     2. Purchase And Sale Of Notes. The Corporation hereby agrees to sell to you and, subject to the terms and conditions herein set forth, you agree to purchase from the Corporation Notes in the aggregate principal amount of U.S. $150,000,000 at 100% of such aggregate principal amount. The Corporation will deliver to you, at the offices of Macleod Dixon at 3700, 400 - 3rd Avenue S.W., Calgary, Alberta, T2P 4H2, one or more Notes registered in your name, evidencing the aggregate principal amount of Notes to be purchased by you and in the denomination or denominations specified in the Purchaser Schedule attached hereto against payment of the purchase price thereof by transfer of immediately available funds for credit to Bank of America NT&SA, One World
Trade Center, New York, New York, ABA #026-009-593 for credit to Canadian Imperial Bank of Commerce, Toronto, Ontario, account # 6550-8-26157, for further credit to CIBC Place, 309 - 8th Avenue S.W., Calgary, Alberta,
Transit # 00009, for credit to Northstar Energy Corporation account # 03-38710 on the date of the closing, which shall be March 2, 1998 or any other date on or before March 27, 1998 upon which the Corporation and you may mutually agree (the "Closing" or the "Date of Closing").

     If at the Closing the Corporation shall fail to tender such Notes to you as provided above in this paragraph 2, or any of the conditions specified in paragraph 3 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

     PARAGRAPH 3.  CONDITIONS PRECEDENT.

     3. Conditions Precedent. Your obligation to purchase and pay for the Notes to be purchased by you is subject to the satisfaction, on or before the Date of Closing, of the following conditions:

          3A. Certain Documents. You shall have received the following, each dated the Date of Closing:

          (i) The Notes to be purchased by you duly executed by the Corporation.

          (ii) A duly executed Material Subsidiary Guarantee from each Material Subsidiary except the Mountain Companies.

          (iii) A certified copy of the resolutions of the Board of Directors of the Corporation approving this Agreement and the Notes and authorizing the performance by the Corporation of all of its rights and obligations under this Agreement from time to time including, without limitation, the issuance of the Notes hereunder and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

          (iv)  A certified copy of the articles and by-laws of the Corporation.

          (v) A certificate of the Secretary or an Assistant Secretary of the Corporation certifying the names and true signatures of the officers of the Corporation authorized to sign this Agreement, the Notes and the other documents to be delivered by it hereunder.

          (vi) A certified copy of the resolutions of the Board of Directors of each Material Subsidiary or of the partners of Northstar Energy Partnership and David Limited Partnership, and in the case any Material Subsidiary which is a corporation subject to a unanimous shareholders agreement or declaration which removes the powers of the directors to the shareholders, a certified copy of the resolutions of such shareholders of each such Material Subsidiary, in each case, approving its Material Subsidiary Guarantee and authorizing the performance by such Material Subsidiary of all of its rights and obligations under its Material Subsidiary Guarantee from time to time including, without limitation, the delivery of all documents evidencing other necessary corporate or partnership action and governmental approvals, if any, with respect to the Loan Documents.

          (vii) A certified copy of the articles, by-laws and any unanimous shareholders agreement or declaration of each Material Subsidiary that is a corporation, and the partnership agreement, as amended, for each of Northstar Energy Partnership and David Limited Partnership.

          (viii) A certificate of the Secretary or an Assistant Secretary (or Managing Partner in the case of Northstar Energy Partnership and David Limited Partnership) of each Material Subsidiary certifying the names and true signatures of the officers or persons for each Material Subsidiary authorized to sign its Material Subsidiary Guarantee, and the other documents to be delivered by it hereunder.

          (ix) A certificate of the Corporation confirming that the Consolidated Tangible Assets of the Corporation and its Material Subsidiaries are equal to or greater than 95% of the Consolidated Tangible Assets of the Corporation and its Subsidiaries as of December 31, 1997.

          (x) A certified copy of each of the Morrison Note Agreement, the CIBC Credit Agreements, all guarantees issued by Material Subsidiaries and each of the documents evidencing the West Windsor Power Indebtedness (including the agreements listed in the definition thereof).

          (xi) An Officer's Certificate of the Corporation confirming that the existing Liens publicly registered against the Corporation and its Material Subsidiaries, including any referred to in Part A of Schedule C, are permitted hereunder, and that the litigation to which the Corporation and its Material Subsidiaries are presently subject, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect.

          (xii) A favourable opinion of Bennett Jones Verchere, counsel to the Corporation and each Material Subsidiary, substantially in the form of Schedule B attached hereto and as to such other matters as you may reasonably request.

          (xiii) A favourable opinion of Paul, Weiss, Rifkind, Wharton & Garrison, United States counsel to the Corporation, upon which you and your Transferees may rely, to the effect that (A) it is not necessary in connection with the offering, issuance, sale and delivery of the Notes under the circumstances contemplated by this Agreement to register the Notes under the Securities Act or to qualify an indenture in respect of the Notes under the United States Trust Indenture Act of 1939, as amended, (B) the extension, arranging and obtaining of the credit represented by the Notes do not result in any violation of Regulations G or X of the Board of Governors of the United States Federal Reserve System and (C) the Corporation is not an investment company or a Person directly or indirectly controlled by or acting on behalf of an investment company, within the meaning of the United States Investment Company Act of 1940, as amended.

          (xiv) A certified copy of the register of Notes maintained by the Corporation pursuant to paragraph 11D.

          (xv) Certificates of status/compliance for the Corporation and each Material Subsidiary issued by the corporate registries for its jurisdiction of incorporation and each jurisdiction in which the Corporation or such Material Subsidiary owns material property or carries on a material business and, for the purposes of this clause (xv) "material" shall mean material in relation to the properties or businesses of the Corporation and its Subsidiaries taken as a whole; in the case of Northstar Energy Partnership and David Limited Partnership, evidence of registration as a partnership in such jurisdictions.

          3B. Opinions of Purchaser's Special Counsel. You shall have received from Macleod Dixon, who are acting as special counsel for you in connection with this transaction, favourable opinions satisfactory to you as to such matters incident to the matters herein contemplated as you may reasonably request.

          3C. Representations and Warranties; No Default. The representations and warranties contained in paragraph 8 shall be true on and as of the Date of Closing; there shall exist on the Date of Closing no Event of Default or Default; and the Corporation shall have delivered to you an Officer's Certificate, dated the Date of Closing, to both such effects.

          3D. Purchase Permitted By Applicable Laws. The offer by the Corporation of, and the purchase of and payment for, the Notes to be purchased by you on the Date of Closing on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Corporation) shall not violate any Applicable Law (including Section 5 of the Securities Act or Regulation G or X of the Board of Governors of the United States Federal Reserve System) and shall not subject you to any tax, penalty or liability under or pursuant to any Applicable Law and you shall have received such certificates or other evidence with respect to factual matters as you may request to establish compliance with this condition.

          3E. Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to you, and you shall have received all such counterpart originals or certified or other copies of such documents as you may reasonably request.

          3F. Private Placement Number. A private placement number issued by Standard & Poor's CUSIP Services Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

          3G. Structuring Fee. The Corporation shall have paid to you a structuring fee in the amount of U.S. $185,000 by wire transfer of immediately available funds to The Bank of New York, New York, New York, ABA # 021-000-018, for credit to your account, Account No. 890-0304-391.

     PARAGRAPH 4. PREPAYMENTS.

     4. Prepayments. The Notes shall be subject to prepayment only with respect to the required prepayments specified in paragraph 4A and the optional prepayments permitted by paragraph 4B.

          4A. Required Prepayments. Until the Notes shall be paid in full, the Corporation shall apply to the prepayment of the Notes, without Yield-Maintenance Amount, the sum of U.S. $50,000,000 on March 2, 2007 and March 3, 2008, and such principal amounts of the Notes, together with interest thereon to the prepayment dates, shall become due on such prepayment dates; provided that, upon any partial prepayment of the Notes pursuant to paragraph 4B or purchase of the Notes pursuant to paragraph 4E, the principal amount of each required prepayment of the Notes becoming due under this paragraph 4A on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment or purchase.
The remaining outstanding principal amount of the Notes, together with interest accrued thereon, shall become due on the maturity date of the Notes, being March 2, 2009.

          4B.  Optional Prepayment With Yield-Maintenance Amount.

          (a) The Notes shall be subject to prepayment, in whole at any time or from time to time in part (in multiples of U.S. $5,000,000), at the option of the Corporation, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each Note. Any partial prepayment of the Notes pursuant to this paragraph 4B shall be applied in satisfaction of remaining scheduled payments of principal on a pro rata basis.

          (b) If the Corporation is required to make payments to all Holders under paragraph 11Q(a) or make any indemnity payment to all Holders under paragraph 11Q(b), then the Corporation shall be entitled to prepay the Notes in whole at 100% of the principal amount so prepaid plus interest thereon to the prepayment date, plus all accrued but unpaid obligations under paragraph 11Q to and including the date of prepayment, subject to the notice requirements in paragraph 4C, plus the Yield-Maintenance Amount, if any, with respect to each Note, provided that:

               (i) the Corporation's right to prepay under this clause (b) shall terminate if the Corporation has not given notice of optional prepayment under paragraph 4C(a) on or before the later of (A) 90 days after the date that the Corporation is first called upon by any Holder to honour its payment or indemnity obligations under paragraph 11Q(a) or (b), respectively, or (B) 30 days after the date that any legislation requiring the Corporation to make any deduction or withholding under paragraph 11Q(a), or requiring any Holder to pay tax under Part XIII of the Income Tax Act (Canada) as contemplated in paragraph 11Q(b), comes into force; and

               (ii) the Corporation shall not be entitled to prepay under this clause (b) any Notes in respect of which the Holder thereof has waived in writing the future obligations of the Corporation under paragraph 11Q (without prejudice to accrued obligations thereunder).

          4C.  Notice of Optional Prepayment.

               (a) The Corporation shall give each Holder irrevocable written notice of any prepayment pursuant to paragraph 4B not less than 15 nor more than 30 days prior to the prepayment date, specifying (i) such prepayment date (which shall be a Business Day), (ii) the total principal amount of the Notes, and of the Notes held by such Holder, to be prepaid on such date, and (iii) stating that such prepayment is to be made pursuant to paragraph 4B. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, with respect thereto, shall become due and payable on such prepayment date.

               (b) The Corporation shall, concurrently with giving the notice under paragraph 4C(a), give notice by facsimile of the principal amount of Notes to be prepaid and the prepayment date to each Holder which shall have designated a facsimile number in the Purchaser Schedule attached hereto or by notice in writing to the Corporation.

               (c) The Corporation shall, at least two Business Days prior to the prepayment date, give each Holder facsimile notice (followed by overnight written notice) setting forth the estimated Yield-Maintenance Amount (for the purposes only of such estimate, the yields referred to in the definition of "Reinvestment Yield" shall be those reported three Business Days preceding the Settlement Date instead of the yields on the Business Day next preceding the Settlement Date) payable on such prepayment date together with its calculations thereof in reasonable detail, and further setting forth the accrued interest payable on such prepayment date.

               (d) The Corporation shall, on the Business Day prior to the prepayment date, give notice by facsimile (followed by overnight written notice) of the actual Yield-Maintenance Amount (together with its calcula-tions thereof in reasonable detail), principal and interest that the Corporation will be paying on the prepayment date to each Holder.

          4D. Partial Payments Pro Rata. Upon any partial prepayment of the Notes pursuant to paragraph 4A or 4B, the principal amount so prepaid shall be allocated to all Notes at the time outstanding (including, for the purpose of this paragraph 4D only, all Notes prepaid or otherwise retired or purchased or otherwise acquired by the Corporation or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4A or 4B), in proportion to the respective outstanding principal amounts thereof.

          4E. Retirement of Notes. The Corporation shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire, in whole or in part, prior to their stated final maturity (other than by prepay-ment pursuant to paragraph 4A or 4B or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes held by any Holder unless the Corporation or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes held by each other Holder at the time outstanding upon the same terms and conditions. Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Corporation or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement, except as provided in paragraph 4D.

     PARAGRAPH 5.  AFFIRMATIVE COVENANTS.

     5. Affirmative Covenants. So long as any Note shall remain unpaid, the Corporation covenants that:

          5A(1).    Financial Statements.  The Corporation will deliver to each
Holder in duplicate (unless, in respect of any Holder, such Holder designates a fewer number of copies in the Purchaser Schedule attached hereto or in a written notice from such Holder):

          (i) quarterly statements: as soon as practicable and in any event within 60 days after the end of each Fiscal Quarter of the Corporation (other than the last Fiscal Quarter) in each Fiscal Year, a consolidated statement of earnings and retained earnings and a consolidated statement of cash flow of the Corporation and its Subsidiaries for such Fiscal Quarter, and for the period from the beginning of the current Fiscal Year to the end of such Fiscal Quarter, and a consolidated balance sheet of the Corporation and its Subsidiaries as at the end of such Fiscal Quarter, setting forth in each case in comparative form figures for the correspond-ing quarter and period in the preceding Fiscal Year, all in reasonable detail and satisfactory in form to the Required Holders and in each case certified by an authorized financial officer of the Corporation, subject to changes resulting from year-end adjustments (provided that delivery pursuant to clause (iii) below of copies of the quarterly consolidated balance sheet and statements of earnings, retained earnings and cash flow included in the quarterly reports delivered to its public shareholders and filed with provincial securities regulatory authorities shall be deemed to satisfy the foregoing requirements);

          (ii) annual statements: as soon as practicable and in any event within 120 days after the end of each Fiscal Year of the Corporation, a consolidated statement of earnings and retained earnings and a consolidated statement of cash flow of the Corporation and its Subsidiaries for such Fiscal Year, and a consolidated balance sheet of the Corporation and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audited consolidated financial statements and reported on by independent public accountants of recognized national or international standing selected by the Corporation whose report shall be without limitation as to the scope of the audit and satisfactory in substance to the Required Holders, all in reasonable detail and satisfactory in form to the Required Holders (provided that delivery pursuant to clause (iii) below of copies of the audited annual consolidated balance sheet and statements of earnings, retained earnings and cash flow included in the annual reports delivered to its public shareholders and filed with provincial securities regulatory authorities shall be deemed to satisfy the foregoing requirements);

          (iii) reports to shareholders: promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its public shareholders and copies of all prospectuses filed with Canadian and/or United States securities regulatory authorities, registration statements (without exhibits) and all reports which it files with any Canadian or United States securities regulatory authorities;

          (iv) accountants reports: promptly upon receipt thereof, a copy of each other material report submitted to the Corporation or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Corporation or any Subsidiary;

          (v) notices: promptly after any Responsible Officer obtaining knowledge

               (A) of the existence of any condition or event which, in the opinion of management of the Corporation, has or could reasonably be expected to have a Material Adverse Effect; or

               (B) of any action, suit, litigation or other proceeding which is commenced or threatened against the Corporation or any Material Subsidiary and which involves a claim in excess of Cdn. $15,000,000 or which is reasonably likely to have a Material Adverse Effect;

     an Officer's Certificate specifying the nature and period of existence of any such default, event or condition, or specifying the notice given or action taken by such Person and the nature of any such claimed default, event or condition, or specifying the details of such proceeding, litiga-tion or dispute and what action the Corporation or any of its Material Subsidiaries has taken, is taking or proposes to take with respect thereto; and

          (vi) other information: with reasonable promptness and subject to the provisions of any confidentiality agreements of third parties, such other information respecting the condition, businesses or operations (financial or otherwise), and properties, of the Corporation or any of its Material Subsidiaries (including in respect of Non-Recourse Debt) as such Holder may reasonably request, and any information that any Holder may request that is required to be filed with the United States National Association of Insurance Commissioners.

          5A(2).    Compliance Certificates.  Together with each delivery of
financial statements required by clauses (i) and (ii) above, the Corporation will deliver to each Holder a Compliance Certificate, executed by the chief executive officer, chief operating officer, chief financial officer or treasurer of the Corporation (or persons fullfilling equivalent functions), together with such back-up information, including spread sheets, prepared by the Corporation for the purpose of preparing the Compliance Certificate as the Required Holders may reasonably request and stating that there exists no Default or Event of Default, or, if any Default or Event of Default exists, specifying the nature and period of existence thereof and what action the Corporation proposes to take with respect thereto.
Together with the delivery of the Compliance Certificate, the Corporation shall make the Offers to Amend, if not previously made pursuant to paragraph 6G and 6H, and shall deliver the documents required by the last sentence of paragraph 6G and 6H if not previously delivered.

          5A(3).    Auditors Certificate.  Together with each delivery of
financial statements required by clause (ii) above, the Corporation will deliver to each Holder a certificate of such accountants stating whether, in making their audit necessary for their report on the financial statements, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof.

          5A(4).    Notice of Default or Event of Default.  The Corporation
will, promptly (and in any event within five Business Days) after any Responsible Officer obtains knowledge of the existence of an Event of Default or Default, deliver to each Holder an Officer's Certificate specifying the nature and period of existence thereof and what action the Corporation is taking or proposes to take with respect thereto.

          5B. Information Required by Rule 144A.5A(4). The Corporation will, upon the request of any Holder, provide to such Holder, and to any qualified institutional buyer designated by such Holder, such financial and other information as such Holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Corporation is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 5B, the term "qualified institutional buyer" shall have the meaning specified in Rule 144A under the Securities Act.

          5C. Inspection of Property.5A(4). The Corporation will permit any Person designated by any Holder in writing, at such Holder's expense, to examine the corporate/partnership books, financial records and engineering and property records and reports of the Corporation and its Material Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such entities with the principal officers of the Corporation or its Material Subsidiaries and its independent public accountants and independent or in-house petroleum engineers, all at such reasonable times and as often as such Holder may reasonably request, provided that the foregoing shall be at the Corporation's expense, and shall be reimbursable by the Corporation on demand by such Holder, if such visitation, inspection or examination is conducted at a time when a Default or Event of Default has occurred and is continuing.

          5D. Covenant to Secure Notes Equally. The Corporation will, concur-rently with and as a condition precedent to it or any Material Subsidiary creating or assuming any Lien on its assets, whether now owned or hereafter acquired, or upon any income, profits or proceeds therefrom, other than Liens expressly permitted by paragraph 6B(1):

          (i) make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as any such other Indebtedness shall be so secured, pursuant to security arrangements reasonably satisfactory in form, scope and substance to the Required Holders,

          ii) deliver or cause to be delivered an opinion of its counsel addressed to all Holders as to such Lien, such opinion to be in form and substance reasonably satisfactory to the Required Holders, including an opinion as to the validity, enforceability, registration and perfection of such Lien and that all payment obligations of the Corporation under the Notes rank at least pari passu in right of payment with all other obliga-tions secured by such Lien, and

          iii) cause the holders of the obligations secured by such other Lien to enter into an inter-creditor agreement with all Holders, such inter-creditor agreement to be in form and substance satisfactory to the Required Holders.

          5E.  Engineering Reports; Accuracy of Engineering Reports.

          (i) The Corporation shall furnish to the Holders as soon as available and in any event within 120 days after the end of each Fiscal Year, an Engineering Report dated as of the first day of the immediately following Fiscal Year.

          (ii) The Corporation shall ensure that each internally prepared Engineering Report and all other related data prepared by and provided by the Corporation or any Subsidiary to the Holders, or an independent engineering firm,with respect to the oil and gas properties evaluated in an Engineering Report or discussed in such related data are substantially accurate and fairly reflect the interests of the Corporation and each Subsidiary therein and thereto net of all royalties and other burdens affecting same, except to the extent that any inaccuracies would not have a Material Adverse Effect.

          5F.  Corporate Existence; Existence of Material Subsidiaries.

          (i) The Corporation shall, except as permitted by paragraph 6B(2), maintain its corporate existence and organization in good standing under the laws of the Province of Alberta and register and qualify and remain registered and qualified as a corporation authorized to carry on business under the laws of each jurisdiction in which the nature of any business conducted by it or the character of any properties and assets owned or leased by it requires such registration and qualification, except to the extent that failure to maintain such registration or qualification does not have a Material Adverse Effect.

          (ii) The Corporation shall cause each Material Subsidiary, except as permitted by paragraph 6B(2), to maintain its corporate or partnership existence, as the case may be, and organization in good standing under the laws of its jurisdiction of incorporation or formation, as applicable, and shall cause each Material Subsidiary to duly register and qualify and remain duly registered and qualified as a corporation or partnership, as applicable, qualified to carry on business under the laws of each jurisdiction in which the nature of any business conducted by it or the character of any properties and assets owned or leased by it requires such registration and qualification, except to the extent that failure to maintain such registration or qualification does not have a Material Adverse Effect.

          5G. Compliance With Applicable Laws. The Corporation shall and shall cause each Material Subsidiary to:

          (i) carry on and conduct its business and keep, maintain and operate its assets and properties in accordance with all Applicable Laws, including Applicable Environmental Laws, and in a good and workmanlike manner and in accordance with sound oil and gas industry practice; and

          (ii) observe and conform in all respects to all valid requirements of any Governmental Approval relative to any of its assets and properties and all covenants, terms and conditions of all agreements upon or under which any of its assets and properties are held;

except to the extent failure to so comply or failure to so observe and conform does not have a Material Adverse Effect.

          5H. Payment of Taxes. The Corporation shall and shall cause each Material Subsidiary:

          (i) to duly file on a timely basis all tax returns which are required to be filed by it; and

          (ii) to pay or make provision for payment (in accordance with GAAP) of all business, goods and services, income, capital and/or profits taxes and other governmental charges levied or assessed against it or its property which are due and payable by it, or to provide adequate reserves (in accordance with GAAP) for the payment of any such amount, the payment of which is being contested by it in good faith.

          5I.  Environmental Matters.

          (i) Notice of Environmental Damage. The Corporation shall, promptly upon acquiring knowledge thereof, provide the Holders with written notice of:

               (a) the discovery of any Hazardous Material or of any Release of Hazardous Materials into the environment from or upon the land or property of the Corporation or a Material Subsidiary which would reasonably be expected to have a Material Adverse Effect; or

               (b) any order, judgment or claim (if such claim is determined adversely) that has been made by any Person against the Corporation, a Material Subsidiary or their assets and properties that would give rise to any Environmental Liability which would have a Material Adverse Effect.

          (ii) Additional Environmental Information. The Corporation shall, upon the request of the Required Holders (acting reasonably), make avail-able for discussion with any Holder at all reasonable times the senior officers of the Corporation and any Material Subsidiary primarily respon-sible for the environmental activities and affairs of the Corporation and its Material Subsidiaries.

          (iii) Environmental Audit. Upon the occurrence or discovery of any circumstance, condition or event which in the opinion of the Required Holders, acting reasonably, may result in any Environmental Liability which would have a Material Adverse Effect during the continuance of a Default or Event of Default, the Holders may arrange for an environmental audit to be conducted by an independent environmental engineer or other environmental consultant, at the expense of the Corporation. The Corporation shall, and shall cause each Material Subsidiary to, upon reasonable notice, and so long as any such engineer or consultant agrees to comply with the health and safety standards generally applicable to the property or assets to be audited, provide access to its property and assets in order for such engineer or consultant to conduct such environ-mental and other inspections as it deems advisable and in that connection to examine the books, records, assets, affairs and business operations of the Corporation or such Material Subsidiary and to make inquiries of government offices concerning compliance by the Corporation or such Material Subsidiary with Applicable Environmental Laws.

          5J. Insurance. The Corporation shall, and shall cause each Material Subsidiary to, maintain in full force and effect such policies of insurance in such amounts issued by insurers of recognized standing covering the properties and operations of the Corporation and its Material Subsidiaries, including their respective oil and gas properties and related production facilities, in such amounts and with such deductibles as are customarily maintained by businesses of established reputation engaged in the same or similar business in the localities where its properties and operations are located; provided that the Corporation or any Material Subsidiary may self-insure to the extent it determines, acting reasonably and in accordance with good insurance practice, that it has the capacity to do so.

          5K. Ranking With Other Debt. The Corporation shall ensure that its payment obligations hereunder and under the Notes and the payment obligations of each Material Subsidiary under its Material Subsidiary Guarantee rank at least pari passu in right of payment with the other most senior unsecured and unsubordinated Indebtedness for Borrowed Money of the Corporation (including any unsecured Bank Indebtedness) or such Material Subsidiary (including any guarantees of the Bank Indebtedness), as applicable.

          5L. Material Subsidiary Test. The Corporation shall ensure that, within 90 days of the end of each Fiscal Quarter, the Consolidated Tangible Assets of the Corporation and its Material Subsidiaries as of the last day of such Fiscal Quarter are equal to or greater than 95% of the Consolidated Tangible Assets of the Corporation and its Subsidiaries as of the last day of such Fiscal Quarter.

          5M. Material Subsidiary Guarantee; Release of Certain Guarantees.

          (i) If a Subsidiary is to be included as a Material Subsidiary after the Date of Closing for the purposes of ensuring compliance with paragraph 5L, the Corporation shall cause such Subsidiary to provide to the Holders a Material Subsidiary Guarantee on a pari passu basis with all other unsecured and unsubordinated Indebtedness of such Material Subsidiary and, in addition thereto, shall provide, or cause to be provided, to each Holder a favourable opinion of counsel to the Corporation (such opinion to be satisfactory in form and substance to the Required Holders, acting reasonably), as to the legality, validity and enforceability of such Material Subsidiary Guarantee and as to such other matters as the Required Holders may reasonably require, together with such other documents, including certification that the representations and warranties contained in paragraph 8 are true and correct with respect to such Material Subsidiary and certified resolutions and constating/governing documents of such Material Subsidiary, as the Required Holders may reasonably require.

          (ii) If, on or before September 30, 1998, the lenders under the CIBC Credit Agreements (A) release the guarantees of David Limited Partnership and Morrison, the Holders will, upon the request of the Corporation, promptly release the Material Subsidiary Guarantees of such Material Subsidiaries; and (B) reduce the figure "95%" contained in paragraph 5L and 5Q to a percentage greater than or equal to 85%, the Holders will, upon the request of the Corporation, promptly enter into an amendment to this Agreement to reflect such change.

          (iii) If the Holders release the guarantee of David Limited Partnership or Morrison and subsequently either David Limited Partnership or Morrison guarantees any portion of the Bank Indebtedness, such Subsidiary will also guarantee the Notes; provided that the Holders will release any such subsequent guarantee of the Notes upon the holders of such Bank Indebtedness releasing their guarantee provided by such Subsidiary. If the Holders reduce the 95% figure as provided in clause
     (ii)(B) above, the Corporation will thereafter cause any Subsidiary that guarantees the Bank Indebtedness outstanding under the Corporation's largest unsubordinated bank credit facility to issue a Material Subsidiary Guarantee to the Holders; provided that if the holders of such Bank Indebtedness subsequently release such guarantees, the Holders will release such Material Subsidiary Guarantees.

          5N. Payment and Performance. The Corporation shall duly and punctually pay all sums of money due by it hereunder and under the Notes and the Corporation shall and shall cause each Material Subsidiary to perform all other obligations on its part to be performed under the terms of the Loan Documents to which it is a party at the times and places and in the manner provided for therein.

         5O.    Payment of Other Obligations. The Corporation shall and shall cause each Material Subsidiary to pay or cause to be paid all material rents, royalties and other obligations to pay money validly imposed upon it, or upon its properties or assets or any part thereof, as and when the same become due and payable or shall provide adequate reserves (in accordance with GAAP) for payment of any such obligation, the payment of which is being contested in good faith.

          5P.    Maintenance of Books and Records.  The Corporation shall and shall cause each Material Subsidiary to keep proper and adequate records and books of account in which true and complete entries will be made in a manner sufficient to enable the preparation of financial statements in accordance with GAAP and, subject to paragraph 5C, make the same available for confidential inspection by each Holder and its employees.

          5Q.    Subsidiary Designation.  The Corporation shall from time to time by notice in writing to the Holders be entitled to designate that either:

          i) a Subsidiary will no longer be a Subsidiary and will become an Excluded Subsidiary;

          ii) a Material Subsidiary will no longer be a Material Subsidiary and will become a Subsidiary; or

          iii) an Excluded Subsidiary will no longer be an Excluded Subsidiary and will become a Subsidiary;

provided that the Corporation shall not be entitled to make any such designation if immediately after giving effect to any such designation:

          (x)   a Default or Event of Default would occur or remain outstanding;
     and

          (y) the Consolidated Tangible Assets of the Corporation and its Material Subsidiaries (after excluding any Material Subsidiary to be designated as an Excluded Subsidiary or to be otherwise removed as a Material Subsidiary) calculated as of the last day of the immediately preceding Fiscal Quarter is less than 95% of the Consolidated Tangible Assets of the Corporation and its Subsidiaries calculated as of the last day of the immediately preceding Fiscal Quarter; and

provided, further, that, notwithstanding this paragraph 5Q and the definition of "Subsidiary," the designation of Northstar Energy Partnership as a Material Subsidiary shall not be removed without the written consent of the Required Holders.

If, in compliance with the foregoing, a Material Subsidiary is designated an Excluded Subsidiary or is to be otherwise removed as a Material Subsidiary, the Holders shall (as soon as reasonably practicable) cancel and return to the Corporation the Material Subsidiary Guarantee of such Subsidiary.

          5R.    Proceeds.  On or before March 31, 1998, the Corporation will use the proceeds from the issuance and sale of the Notes to repay Existing Northstar Notes in an aggregate principal amount of U.S. $60,000,000 and repay a portion of the revolving loans outstanding under the CIBC Credit Agreements, directly or indirectly. The Corporation will deliver to the Holders on or before March 16, 1998 an irrevocable notice of prepayment of all of the Existing Northstar Notes previously delivered to the holders of the Existing Northstar Notes in accordance with the Northstar Note Agreement.

          5S.    Filings.  The Corporation will comply with all requirements which may exist under applicable securities legislation to file reports concern-ing the issuance of the Notes pursuant to filing, registration or prospectus exemptions under such legislation within the required time after such issuance.

          5T.    Defend Title.  The Corporation will, and will cause each
Material Subsidiary to, defend its title to its property against every Person whomever claiming or attempting to claim the same, or asserting any interest adverse to its interest therein, other than Permitted Title Defects, disposi-tions permitted under this Agreement and such other adverse claims or asserted interests which, if valid, would not individually or in the aggregate have a Material Adverse Effect.

          5U.    West Windsor Power.  The Corporation will sell its investment in West Windsor Power before June 30, 1999.

     PARAGRAPH 6.  NEGATIVE COVENANTS.

     6. NEGATIVE COVENANTS. So long as any Note shall remain unpaid, the Corporation covenants that:

          6A.  Financial Covenants.

          6A(1)     Consolidated Tangible Net Worth.  The Corporation will not permit Consolidated Tangible Net Worth as at the end of each Fiscal Quarter to be less than $230,000,000.

          6A(2)     Consolidated Debt to EBITDA Ratio.  The Corporation will not permit Consolidated Debt (i) at the Date of Closing, to exceed 315% of EBITDA for the most recent period of four consecutive completed Fiscal Quarters and
(ii) as at the end of any Fiscal Quarter commencing with the Fiscal Quarter ending March 31, 1998, to exceed 300% of EBITDA for the most recent period of four consecutive completed Fiscal Quarters.


          6A(3)     Alternate Consolidated Net Worth Test.  At any time that
paragraph 6H is not in effect, the Corporation will not permit Consolidated Tangible Net Worth as at the end of each Fiscal Quarter to be less than the sum of (i) $400,000,000 plus (ii) 25% of the proceeds from any sale of capital stock or other form of equity by the Corporation after the first day of the Fiscal Quarter following the day on which paragraph 6H is no longer effective plus (iii) 25% of Consolidated Net Earnings for each Fiscal Quarter (if positive) commencing with the first Fiscal Quarter ending after the day on which paragraph 6H is no longer effective, up to a maximum required Consolidated Tangible Net Worth of $500,000,000.

For greater certainty, (i) the financial covenants in paragraphs 6A(1) and 6A(3) shall not include the assets, liabilities, income or equity of any Excluded Subsidiary or any Excluded Assets and (ii) the financial covenant in paragraph 6A(2) shall not include the assets, liabilities, income or equity of any Excluded Subsidiary or, except to the extent received by the Corporation, any Excluded Assets.

          6B. Liens and Other Restrictions. The Corporation will not, and will not permit any Material Subsidiary to

          6B(1) Liens. Except for Permitted Encumbrances, create, incur, assume, suffer to exist or otherwise have outstanding any Lien upon or with respect to any of its undertaking, properties, rights or assets, whether now owned or hereafter acquired, including its oil and gas properties and related production facilities.

          6B(2). Restriction on Amalgamation etc. Except for the winding-up of all of the assets of, or an amalgamation of, a Subsidiary into, and the assump-tion of all Indebtedness of such Subsidiary by, the Corporation or a Wholly-Owned Subsidiary (or any winding-up or amalgamation between the two Mountain Companies), enter into any transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other solvent Person (herein called a "Successor") whether by way of reconstruction, reorganization, recapitalization, consolidation, amalgamation, merger, transfer, sale, arrangement or otherwise (each a "Transaction"), unless:

          (i)  prior to or contemporaneously with the consummation of such
     Transaction:

               (A) the Successor expressly assumes, by an agreement satisfactory in substance and form to the Required Holders, acting reasonably, all the covenants and obligations of either the Corporation under this Agreement and the other Loan Documents to which it is a party or the Material Subsidiary under any Loan Documents to which it is a party, as applicable; and

               (B) this Agreement and the other Loan Documents to which the Corporation or the Material Subsidiary was a party immediately prior to entering into the Transaction will (except for any merger at law of any Material Subsidiary Guarantee as a result of the Transaction) be valid and binding obligations of the Successor, enforceable against the Successor and entitling each Holder, as against the Successor, to exercise all its rights under, as applicable, this Agreement and the other Loan Documents;

     and provided that the Successor shall also execute and deliver to the Holders such documents (including favourable legal opinions of counsel to the Corporation and/or Successor in this regard, and in regard to with-holding tax matters, acceptable to the Required Holders, acting reasonably), if any, as may, in the reasonable opinion of the Required Holders, be necessary to effect or establish (A) and (B) above;

          (ii) if the Transaction involves the Corporation, the Successor is either (y) a corporation governed (as to corporate matters) by the federal laws of Canada or the laws in force in a province of Canada other than Quebec; or (z) a general partnership which partnership is formed under and governed (as to partnership matters) by the laws in force in a province in Canada, other than Quebec, and, in each case a majority of the assets of which Successor are located, and a majority of its business is conducted, in Canada, the United States or some Other Permitted Country;

          (iii)  if the Transaction involves a Material Subsidiary but not the
     Corporation:

               (A) if such Material Subsidiary is governed as to corporate or partnership matters by the federal laws of Canada or a province thereof, the Successor is either (y) a corporation governed (as to corporate matters) by the laws of Canada or the laws in force in a province of Canada other than Quebec or (z) a partnership formed under and governed (as to partnership matters) by the laws in force in a province in Canada, other than Quebec, and, in each case a majority of the assets of which Successor are located, and a majority of its business is conducted, in Canada, the United States of America or some Other Permitted Country; or

               (B) if such Material Subsidiary is governed as to corporate or partnership matters by any other laws, the Successor is governed by the same laws as such Material Subsidiary, including as to corporate or partnership matters; and

               (C) the Successor remains a Material Subsidiary unless, as of the date of the completion of the Transaction, the inclusion of such Successor is not required to satisfy the Material Subsidiary Test contained in paragraph 5L as of such date of completion;

          (iv) such Transaction shall be on such terms and shall be carried out in such manner as to preserve and not to impair any of the rights and powers of the Holders hereunder and under any other Loan Documents;

          (v) such Transaction shall not result in the undertaking, property and assets of the Successor being subject to any Liens other than Permitted Encumbrances; and

          (vi) no Event of Default or Default shall have occurred and be con-tinuing immediately prior to such Transaction or would exist if such Transaction is effected.

          6B(3).    Restriction on Sale.  Directly or indirectly make any sale
(including a Sale-Leaseback), exchange, lease, transfer or other disposition to any Person of any of its assets or properties classified as property, plant and equipment on the consolidated balance sheet of the Corporation and its Subsidiaries, including the petroleum and natural gas reserves of the Corpora-tion and its Material Subsidiaries, or any Voting Shares in any Material Subsidiary, except:

          (i)  Permitted Dispositions;

          (ii) any other sales or dispositions of any assets or properties classified as property, plant and equipment on the consolidated balance sheet of the Corporation, including a Sale-Leaseback, if the aggregate proceeds of all such sales and dispositions in a Fiscal Year, including therein the proceeds received from any Sale-Leaseback, (net of Eligible Reinvestments) does not exceed 15% of the Consolidated Tangible Assets of the Corporation and its Subsidiaries as at the end of the immediately preceding Fiscal Year; and

          (iii) the Corporation and its Material Subsidiaries may sell such assets and properties in excess of the 15% limit described in clause (ii) above during a Fiscal Year if all of the proceeds in excess of the 15% permitted in clause (ii) of this paragraph 6B(3) (the "Excess Cash Proceeds") are reinvested in Eligible Reinvestments before the date that is the earlier of (a) five days after a Responsible Officer has knowledge that sales have occurred generating Excess Cash Proceeds and (b) 60 days after the end of such Fiscal Year, provided that pending such reinvestment such Excess Cash Proceeds shall on and after such date be segregated in a separate deposit account in the name of the Corporation with a bank (the short-term deposits of which would qualify as Permitted Investments, and which is not at any relevant time a creditor of the Corporation or any Subsidiary), and may thereafter be paid directly out of that account only
     (x) to acquire Permitted Investments with issuers which are not at any relevant time creditors of the Corporation or any Subsidiary (which shall also be kept separate from the other assets of the Corporation and its Subsidiaries), or (y) to acquire Eligible Reinvestments, or a combination of (x) and (y), provided, further, that if any of such Excess Cash Proceeds have not been reinvested in Eligible Reinvestments within 12 months of the date of the transaction giving rise thereto, the Corporation shall thereupon invest the same in investments of the type referred to in clauses (a) and (b) of the definition of "Permitted Investments" with issuers which are not at any relevant time creditors of the Corporation or any Subsidiary pending reinvestment thereof in Eligible Reinvestments;

provided that no Default or Event of Default has occurred and is continuing or would exist if such sale, exchange, lease, transfer or other disposition is effected.

          6B(4).    Sale-Leaseback.  Enter into any Sale-Leaseback where the
assets of the Corporation or a Material Subsidiary subject to such Sale-Leaseback are being sold for less than their fair market value.

          6C. Joint Venture Company. The Corporation will not permit a Joint Venture Company to create, incur, assume or suffer to exist any Indebtedness for Borrowed Money (including, for greater certainty, Prepaid Obligations or by way of Guarantee), other than Non-Recourse Debt and indebtedness in favour of the shareholders of such Joint Venture Company holding Voting Shares or in favour of the Corporation or any Material Subsidiary; provided that such covenant shall not apply if such Joint Venture Company has been designated as an Excluded Subsidiary pursuant to paragraph 5Q.

          6D. Change of Business. The Corporation will not, and will not permit any Material Subsidiary to, change in any material respect the nature of its business or operations from the exploration for, and development, produc-tion, transportation, processing and marketing of, petroleum, natural gas and related products or investments in West Windsor Power (at any time before June 30, 1999), nor engage directly or indirectly in any material business activity or purchase or otherwise acquire any material property, in either case not primarily related to the conduct of its business or operations as presently carried on.

          6E. Actions in Respect of Material Subsidiaries. Notwithstanding anything to the contrary provided in paragraphs 5 or 6, where the Corporation has covenanted to cause any Material Subsidiary to do or not to do any act or thing, and the Corporation does not own more than 50% of the Voting Shares of such Material Subsidiary, the Corporation shall have complied with its covenants in that regard if it shall have used all reasonable commercial efforts to cause such Material Subsidiary to comply with the requirements of paragraphs 5 or 6 or to remedy any breaches thereof, provided that reasonable commercial efforts shall be deemed to include, without limitation, exercising any veto or voting power it might have with respect to any such Material Subsidiary; and with respect to any breach of paragraphs 5 and 6 caused by any Material Subsidiary acting or failing to act in the manner required by such paragraphs 5 or 6, the Corporation's obligation to use its reasonable commercial efforts to prevent or remedy such breach shall only be applicable from and after the date that the Corporation becomes aware of such breach or the date the Corporation becomes aware such breach may occur, as the case may be.

          6F. Constating Documents. The Corporation will not, and will not permit any Material Subsidiary to, alter its articles or by-laws, or in the case of any partnership that is a Material Subsidiary, its partnership agree-ment, in any manner that would individually or in the aggregate have a Material Adverse Effect.

          6G. Amendments to Bank Agreement. The Corporation will not agree to any amendment, supplement or modification of the covenants contained in Article 8, or the events of default contained in Article 9, of either of the CIBC Credit Agreements (except an amendment to the covenant contained in Section 8.3(b) of the CIBC Credit Agreements), or agree to any consent, waiver or release with respect to such agreements unless the Corporation contemporaneously gives each Holder a notice of the amendment, supplement, modification, consent, waiver or release and offers to amend this Agreement to incorporate such change (a "CIBC Offer to Amend"); provided, however, that (i) in the event the Corporation shall enter into, assume or otherwise become bound by or obligated under any such change without offering to amend this Agreement, the terms of this Agreement shall, without any further action on the part of the Corporation or any of the Holders, be deemed to be amended automatically and retroactively to include such changes, but only for so long as such change remains in effect with respect to the CIBC Credit Agreements and (ii) the good faith failure to contempora-neously make a CIBC Offer to Amend shall not constitute an Event of Default if such CIBC Offer to Amend is made in accordance with paragraph 5A(2). The Corporation further covenants to promptly execute and deliver at its expense (including, without limitation, the fees and expenses of counsel for the Holders) an amendment to this Agreement in the form and substance satisfactory to the Required Holders evidencing the amendment of this Agreement to include such change provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this paragraph 6H, but shall merely be for the convenience of the parties hereto and the good faith failure to promptly deliver such amendment shall not constitute an Event of Default unless the Corporation fails to deliver such amendment within five Business Days of the request of any Holder. The Corporation shall promptly provide to each Holder a true copy of any such amendment, supplement or modification of the CIBC Credit Agreements or such other credit facility, and any consent, waiver or release given under any thereof; provided that the good faith failure to provide such document promptly shall not constitute an Event of Default if such document is delivered in accordance with paragraph 5A(2).

          6H. Most Favoured Lender Status. The Corporation will not, and will not permit any Material Subsidiary that owns more than 30% of the consolidated assets of the Corporation and its Subsidiaries to, enter into, assume or other-wise be bound or obligated under any agreement entered into after the date hereof creating or evidencing Indebtedness (other than Non-Recourse Debt or Capitalized Lease Obligations) with one or more institutions pertaining to the issuance of debt or borrowing of funds in an amount equal to in the aggregate U.S. $50,000,000 or more (or the equivalent amount in another currency) which contains one or more Additional Covenants, unless the Corporation shall have offered to amend this Agreement to include such Additional Covenants (an "Other Lender Offer to Amend"); provided, however, that (i) in the event the Corporation or any Material Subsidiary shall enter into, assume or otherwise become bound by or obligated under any such agreement without offering to amend this Agreement, the terms of this Agreement shall, without any further action on the part of the Corporation or any of the Holders, be deemed to be amended automatically and retroactively to include each Additional Covenant contained in such agreement, but only for so long as such Additional Covenants remain in effect with respect to such other agreement and (ii) the good faith failure to contemporaneously make an Other Lender Offer to Amend shall not constitute an Event of Default if such Other Lender Offer to Amend is made in accordance with paragraph 5A(2). In the case where a Material Subsidiary has entered into such an agreement containing one or more Additional Covenants, the Corporation will covenant to cause such Material Subsidiary to comply with such Additional Covenants. The Corporation further covenants to promptly execute and deliver at its expense (including, without limitation, the fees and expenses of counsel for the Holders) an amendment to this Agreement in the form and substance satisfactory to the Required Holders evidencing the amendment of this Agreement to include such Additional Covenants, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this paragraph 6H, but shall merely be for the convenience of the parties hereto and the good faith failure to promptly deliver such amendment shall not constitute an Event of Default unless the Corporation fails to deliver such amendment within five Business Days of the request of any Holder. The Corporation shall promptly provide each Holder a true copy of any such agreement, or any amendment, supplement or modification thereof or any consent, waiver or release given thereunder; provided that the good faith failure to provide such document promptly shall not constitute an Event of Default if such document is delivered in accordance with paragraph 5A(2). This paragraph 6H shall not be effective at any time after the last day of any Fiscal Quarter of the Corporation if, (x) as of such last day, Consolidated Tangible Net Worth of the Corporation exceeds Cdn. $600,000,000 and for so long there-after that the Consolidated Tangible Net Worth of the Corporation remains in excess of Cdn. $600,000,000 and (y) the Corporation shall have elected to have this paragraph 6H no longer be effective in the Compliance Certificate delivered for such Fiscal Quarter. For clarity, if the Consolidated Tangible Net Worth of the Corporation thereafter falls below Cdn. $600,000,000, the Corporation shall be required to comply with the provisions of this paragraph 6H.

          6I. Northstar Energy Partnership. The Corporation will not permit Northstar Energy Partnership to have as a partner any Person which is not either the Corporation or a Material Subsidiary.

     PARAGRAPH 7.  EVENTS OF DEFAULT.

          7A. Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

          (i) failure to pay principal: the Corporation defaults in the pay-ment of any principal of or Yield-Maintenance Amount payable with respect to any Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

          (ii) failure to pay interest: the Corporation defaults in the payment of any interest on any Note for more than five Business Days after the date due; or

          (iii) cross-default:  the Corporation or any Material Subsidiary

               (A) defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of, premium (if any) or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto (including any period of grace provided in a waiver), or

               (B) fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created or by which it is evidenced (or if any other event there-under or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or permit any holder or holders of such obligation (or any trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by the Corporation or any Subsidiary) prior to any stated maturity, provided in either case that (x) the aggregate amount of all obligations in respect of which such a payment default shall occur and be continuing, or such a failure or other event causing or permitting acceleration (or resale to the Corporation or any Subsidiary) shall occur and be continuing, exceeds $15,000,000 (or its then equivalent in U.S. Dollars); and (y) this clause (iii) shall not apply to a default or failure in respect of Non-Recourse Debt where the same would not individually or in the aggregate have a Material Adverse Effect; or

          (iv) incorrect representations: any representation or warranty made by the Corporation or by any Material Subsidiary in any Loan Document to which they are a party, or by the Corporation or any Material Subsidiary or any of their officers in any writing furnished in connection with or pursuant to this Agreement or any other Loan Document, shall be false in any material respect on the date as of which made; and if such representa-tion is contained in the second sentence of paragraph 8E or paragraph 8F and the falsity thereof can be cured within 20 days, upon the expiration of a period of 20 days if such falsity is not cured; or

          (v) breach of negative covenant: the Corporation fails to perform or observe any term, covenant or agreement contained in paragraph 5D, 5R, 5U or paragraph 6 (other than paragraph 6B(1), 6C or 6I), or the Corporation fails to give notice of a Default or Event of Default as required by paragraph 5A(4); or the Corporation fails to perform or observe any term, covenant or agreement contained in paragraph 6B(1), 6C or 6I and such failure shall not be remedied within 30 days; or

          (vi) breach of other covenant: the Corporation or any Material Subsidiary fails to perform or observe any other agreement, covenant, term or condition contained herein or in any other Loan Document, and such failure shall not be remedied within 30 days after the earlier of the date that (a) the chief executive officer, chief operating/engineering officer, chief financial officer or treasurer of the Corporation (or persons ful-filling equivalent functions) obtains actual knowledge of such default, and (b) the Corporation receives notice of such default from any Holder; or

          (vii) insolvency (voluntary proceedings): the Corporation or any Material Subsidiary shall:

               (a) become insolvent, or generally not pay its debts or meet its liabilities as the same become due, or admit in writing its in-ability to pay its debts generally, or declare any general moratorium on its indebtedness, or propose a compromise or arrangement between it and any class of its creditors,

               (b) commit an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada), or make an assignment of its property for the general benefit of its creditors under such Act, or make a proposal (or file a notice of its intention to do so) under such Act,

               (c) institute any proceeding seeking to adjudicate it an insol-vent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts under any other statute, rule or regulation relating to bankruptcy, winding-up, insolvency, reorganization, plans of arrangement, relief or protection of debtors (including the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) and any applicable Business Corporations Act or Company Act), or at common law or in equity,

               (d) apply for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property, or

               (e) threaten to do any of the foregoing, or take any action, corporate or otherwise, to approve, consent to or authorize any of the actions described in this clause (vii) or in clause (viii), or otherwise act in furtherance thereof, or fail to act in defense thereof; or

          (viii) insolvency (involuntary proceedings): any petition shall be filed, application made or other proceeding instituted against or in respect of the Corporation or any Material Subsidiary:

               (a)  seeking to adjudicate it an insolvent,

               (b) seeking a receiving order against it under the Bankruptcy and Insolvency Act (Canada),

               (c) seeking liquidation, dissolution, winding-up, reorganiza-tion, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts under any statute, rule or regulation relating to bankruptcy, winding-up, insolvency, reorganization, plans of arrangement, relief or protection of debtors (including the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) and any applicable Business Corporations Act or Company Act), or at common law or in equity, or

               (d) seeking the entry of an order for relief or the appointment of a receiver, interim receiver, receiver/manager, custodian, admin-istrator, trustee, liquidator or other similar official for it or any substantial part of its property, and, if contested by the Corporation or such Material Subsidiary, such petition, application or proceeding shall continue undismissed, or unstayed and in effect, for a period of 30 days after the institution thereof, pro-vided that if an order, decree or judgment is granted (whether or not entered or subject to appeal) against the Corporation or any Material Subsidiary thereunder in the interim and such order, decree or judgment is not stayed or discharged within five days of it being granted, such grace period shall cease to apply; or

          (ix) extra-territorial proceedings: any other event shall occur which, under the laws of any applicable jurisdiction, has an effect equiva-lent to any of the events referred to in paragraphs (vii) or (viii); or

          (x) judgments and attachments: (A) one or more judgments for the payment of money in excess of $15,000,000 (or its then equivalent in U.S. Dollars) in the aggregate shall be rendered against the Corporation or any Material Subsidiary and the Corporation or such Material Subsidiary shall not have (1) satisfied or provided for the discharge of such judgment in accordance with its terms within 30 days from the date of entry thereof, or (2) procured a stay of execution thereof within 30 days from the date of entry thereof and within such period, or such longer period during which execution of such judgment shall have been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal, provided that, if enforcement and/or realization proceedings are commenced in respect thereof in the interim, such grace period shall cease to apply; or (B) any property of the Corporation or any Material Subsidiary having a fair market value in excess of $15,000,000 (or its then equivalent in U.S. Dollars) in the aggregate shall be seized (including by way of execution, attachment, garnishment or distraint), or any Lien thereon securing Indebtedness in excess of $15,000,000 (or its then equivalent in U.S. Dollars) in the aggregate shall be enforced, or such property shall become subject to any charging order or equitable execution of a Governmental Authority, or any writ of enforcement, writ of execution or distress warrant shall exist in respect of the Corporation, any Material Subsidiary or the property of either, or any sheriff or other Person shall become lawfully entitled to seize or distrain upon such property under the Civil Enforcement Act (Alberta), the Workers' Compensation Act (Alberta), the Personal Property Security Act (Alberta) or any other Applicable Laws whereunder similar remedies are provided, and in any case such seizure, enforcement, execution, attachment, garnishment, distraint, charging order or equitable execution, or other seizure or right, shall continue in effect and not be released or discharged for more than 30 days, provided that if the property is removed from the use of the Corporation or Material Subsidiary, or is sold, in the interim, such grace period shall cease to apply (provided that this clause (x) shall not apply to Non-Recourse Debt or any realization on security for Non-Recourse Debt where such judgment, seizure, realization or proceeding in respect thereof would not have a Material Adverse Effect); or

          (xi) unenforceability of documents: this Agreement, any Note or any Material Subsidiary Guarantee or any material provision of any thereof shall at any time for any reason cease to be in full force and effect, be declared to be void or voidable or shall be repudiated, or the validity or enforceability thereof shall at any time be contested by the Corporation or any Material Subsidiary, or the Corporation or any Material Subsidiary shall deny that it has any or any further liability or obligation there-under or any action or proceeding shall be commenced to enjoin or restrain the performance or observance by the Corporation or any Material Subsidiary of any terms thereof or determining the same to be invalid or unenforce-able, or at any time it shall be unlawful or impossible for the Corporation or any Material Subsidiary to perform any of its obligations thereunder; or

          (xii) cessation of business: other than as permitted hereunder, the Corporation shall cease or threaten to cease to carry on all or any material part of its business as now conducted, or shall make a bulk sale of its assets; or

          (xiii) ERISA: if (a) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (b) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA
     Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Corporation or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (c) the aggregate "amount of unfunded benefit liabilities" (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $15,000,000, (d) the Corporation or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (e) the Corporation or any ERISA Affiliate withdraws from any Multiemployer Plan, or (f) the Corporation or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare bene-fits in a manner that would increase the liability of the Corporation or any Subsidiary thereunder; and any such event or events described in clauses (a) through (f) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect and such default is not cured within 30 days after the earlier of the date that (a) the chief executive officer, chief opera-ting/engineering officer, chief financial officer or treasurer of the Corporation (or persons fulfilling equivalent functions) obtains actual knowledge of such default, and (b) the Corporation receives notice of such default from any Holder. As used in clause (xiii), the terms "employee benefit plan" and "employee welfare benefit plan" shall have the respective meanings assigned to such terms in Section 3 of ERISA;

then:

               (a) if such event is an Event of Default specified in clause (i) or (ii) of this paragraph 7A, then any Holder (other than the Corporation or any of its Subsidiaries or Affiliates) may at its option by notice in writing to the Corporation, declare such Note to be, and such Note shall thereupon be and become, immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Corporation;

               (b)  if such event is an Event of Default specified in clause
          (vii), (viii) or (ix) of this paragraph 7A with respect to the Corporation, then all of the Notes at the time outstanding shall automatically become immediately due and payable at par together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Corporation; and

               (c)  if such event is not an Event of Default specified in clause
          (vii), (viii) or (ix) of this paragraph 7A with respect to the Corporation, then the Required Holders may at their option, by notice in writing to the Corporation, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and pay-able together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Corporation.

The Corporation acknowledges, and the parties hereto agree, that each Holder has the right to maintain its investment in the Notes free from repayment by the Corporation (except as herein specifically provided for) and that the provision for payment of any Yield-Maintenance Amount by the Corporation, in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

          7B.  Rescission of Acceleration.   At any time after any or all of the
Notes shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holders may, by notice in writing to the Corporation, rescind and annul such declaration and its consequences if (i) the Corporation shall have paid all overdue interest on the Notes, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the rate specified in the Notes, (ii) the Corporation shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of the circumstances giving rise to such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

          7C. Notice of Acceleration or Rescission. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Corporation shall forthwith give written notice thereof to each Holder.

          7D. Other Remedies. If any Event of Default or Default shall occur and be continuing, the Holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note and under any Material Subsidiary Guarantee by exercising such remedies as are available to such Holder in respect thereof under Applicable Law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement con-tained in this Agreement or any other Loan Document or in aid of the exercise of any power granted in this Agreement or any other Loan Document. No remedy conferred in this Agreement upon the Holder of any Note is intended to be exclu-sive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or therein or now or hereafter existing at law or in equity or by statute or otherwise.


     PARAGRAPH 8.  REPRESENTATIONS, COVENANTS AND WARRANTIES.

     8.   Representations, Covenants and Warranties.

          The Corporation represents, covenants and warrants as follows:

          8A.  Organization.

          i) Corporation. The Corporation is a corporation duly organized and validly existing in good standing under the laws of the Province of Alberta. The Corporation is validly registered as an extra-provincial corporation under the laws of Saskatchewan and British Columbia, being the only other jurisdictions in which it carries on a material business or owns material property. The execution, delivery and performance by the Corporation and each Material Subsidiary of the Loan Documents to which it is a party are within the Corporation's and such Material Subsidiary's respective corporate or partnership powers, as applicable, and have been duly authorized by all necessary corporate or partnership action. This Agreement and the Notes constitute legal, valid and binding obligations of the Corporation enforceable against it in accordance with their respective terms subject to bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally.

          ii) Material Subsidiaries. Each Material Subsidiary is duly organized and validly existing in good standing under the laws of the jurisdiction in which it is incorporated or formed as a partnership, as set out in Schedule G attached hereto. Each Material Subsidiary is validly registered as an extra-provincial corporation or partnership under the laws of the Provinces set out in Schedule G attached hereto, being the only other jurisdictions in which such Material Subsidiary carries on a material business or owns material property. The Material Subsidiary Guarantee of each Material Subsidiary constitutes the legal, valid and binding obliga-tions of such Material Subsidiary enforceable against it in accordance with its terms subject to bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally.

          8B. Financial Statements.6I.Northstar Energy Partnership The Corporation has furnished you with the following financial statements, identi-fied by a principal financial officer of the Corporation: (i) a consolidated balance sheet of the Corporation and its Subsidiaries as at December 31 in each of years 1997, 1996 and 1995, and consolidated statements of earnings and retained earnings and consolidated statements of cash flow of the Corporation and its Subsidiaries for each such year, each of the 1996 and 1995 balance sheets and statements reported on by Deloitte & Touche; and (ii) a consolidated balance sheet of the Corporation and its Subsidiaries as at September 30 in each of the years 1997 and 1996 and consolidated statements of earnings and retained earnings and consolidated statements of cash flow for the nine-month period ended on each such date, and for the quarter ended on each such date, prepared by the Corporation. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with GAAP consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Corporation and its Subsidiaries required to be shown in accordance with GAAP. The consolidated balance sheets present fairly the financial position of the Corporation and its Subsidiaries as at the dates thereof, and the statements of earnings, retained earnings and cash flows present fairly the results of the operations of the Corporation and its Subsidiaries and their cash flows for the periods indicated. The 1997 statements, although not reported on by Deloitte & Touche as of the Date of Closing, will not change (except changes to footnote
12 thereof and changes to such financial statements relating to the treatment of the West Windsor Power disposition). There has been no material adverse change in the business, property or assets, condition (financial or otherwise), operations or prospects of the Corporation and its Subsidiaries taken as a whole since December 31, 1997.

          8C. Actions Pending. There is no action, suit, investigation or pro-ceeding pending or, to the knowledge of the Corporation, threatened against the Corporation or any of its Subsidiaries, or any properties or rights of the Corporation or any of its Subsidiaries, by or before any Governmental Authority which, if determined adversely to the Corporation or its Subsidiaries, individu-ally or in the aggregate would reasonably be expected to have a Material Adverse Effect. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Corporation, threatened against the Corporation or any of its Subsidiaries which purports to affect the validity or enforceability of any Loan Document.

          8D. Outstanding Indebtedness. Neither the Corporation nor any of its Material Subsidiaries has outstanding any Indebtedness except for Indebtedness for Borrowed Money that is permitted by paragraph 6A(2) of this Agreement, and all such Indebtedness for Borrowed Money, including all guarantees of Subsidiaries of any Indebtedness for Borrowed Money of the Corporation, is included in Part C of Schedule C attached hereto, together with particulars thereof. There exists no default or event of default under the provisions of any instrument evidencing such Indebtedness for Borrowed Money or of any agree-ment relating thereto, and no waiver of default is currently in effect. Neither CIBC nor any other lender under the CIBC Credit Agreements holds any Liens in respect of the obligations of the Corporation under the CIBC Credit Agreements. The holders of Indebtedness of West Windsor Power under the West Windsor Credit Agreement (exclusive of the agreements set forth in clauses (a) through (e) of the definition thereof) have recourse therefor only to the assets of West Windsor Power, and not to the Corporation or any Material Subsidiary or any of their respective assets (other than the Corporation's partnership interest in West Windsor Power, its interest in the partnership agreement governing West Windsor Power, and proceeds thereof). The Corporation has no Sale-Leasebacks, Capitalized Lease Obligations, Production Payment Transactions (other than the Indeck Gas Contract and the Indeck Security), Prepaid Obligations (other than the Indeck Gas Contract and the Indeck Security) or Non-Recourse Debt as of the date hereof.

          8E. Title to Properties. Except for Permitted Title Defects, the Corporation and each of its Material Subsidiaries has good and marketable title to its material proved producing oil and gas properties, its material proved non-producing oil and gas properties, and all of its other respective material properties and assets, including partnership interests in Northstar Energy Partnership and David Limited Partnership, shares in the Material Subsidiaries and the other assets reflected in the balance sheet as at December 31, 1997 referred to in paragraph 8B (other than properties and assets disposed of in the ordinary course of business). None of such properties are subject to any Lien of any kind except Liens that are expressly permitted by paragraph 6B(1). All of the producing and non-producing oil and/or gas properties directly or indirectly owned by the Corporation are owned directly by the Corporation and its Material Subsidiaries. All leases (including petroleum and/or natural gas leases) necessary in any material respect for the conduct of the respective businesses of the Corporation and its Material Subsidiaries are valid and subsisting and are in full force and effect.

          8F. Taxes. The Corporation and each of its Material Subsidiaries has filed all federal, provincial and other income tax returns which are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the reasonable opinion of the Corporation and in accordance with GAAP.

          8G. Conflicting Agreements and Other Matters. Neither the Corporation nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate or partnership restriction which individually or in the aggregate has a Material Adverse Effect. Neither the execution nor delivery of this Agreement, the Notes or the Material Subsidiary Guarantees, nor the offering, issuance and sale of the Notes, nor fulfilment of nor com-pliance with the terms and provisions hereof and the other Loan Documents will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Corporation or any of its Subsidiaries pursuant to, the articles or by-laws of the Corporation or any of its Subsidiaries, the partnership agreement of Northstar Energy Partnership and David Limited Partnership, any Applicable Law or any agreement (including any agreement with shareholders), to which the Corporation or any of its Subsidiaries is subject. The Corporation and its Subsidiaries are in com-pliance with Applicable Laws where failure to do so would individually or in the aggregate have a Material Adverse Effect. Neither the Corporation nor any of its Subsidiaries is a party to, or otherwise subject to any provision con-tained in, its articles, by-laws, its partnership agreement, any applicable shareholders agreement or shareholder declaration, any instrument evidencing Indebtedness of the Corporation or such Subsidiary, any agreement relating thereto or any other contract or agreement which limits the amount of, or other-wise imposes restrictions on the incurring of, Indebtedness of the Corporation of the type to be evidenced by the Notes except as set forth in the agreements listed in Part B of Schedule C attached hereto.

          8H. Private Offering of Notes. Neither the Corporation nor any agent acting on its behalf has, directly or indirectly, offered the Notes or any similar security of the Corporation for sale to, or solicited any offers to buy the Notes or any similar security of the Corporation from, or otherwise approached or negotiated with respect thereto with, any Person other than institutional investors, and neither the Corporation nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of Section 5 of the Securities Act or to the registration, qualification or similar provisions of any securities or "blue sky" laws of any applicable jurisdiction or result in any contravention of the provisions of any securities law of Alberta or any other applicable jurisdic-tion.

          8I. Use of Proceeds. Neither the Corporation nor any Subsidiary owns or has any present intention of acquiring any "margin stock" as defined in Regulation G (12 CFR Part 207) of the Board of Governors of the United States Federal Reserve System ("margin stock"). The proceeds of the sale of the Notes will be used as set forth in paragraph 5R. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock or for the purpose of main-taining, reducing or retiring any Indebtedness which was originally incurred to purchase or carry any stock that is currently a margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of such Regulation G. Neither the Corporation nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Notes to violate Regulation G, Regulation X or any other regulation of the Board of Governors of the United States Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

          8J. Governmental Consent. Neither the nature of the Corporation or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Corporation or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes or the execution or delivery of the Material Subsidiary Guarantees is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any Governmental Authority in connection with the execution and delivery of this Agreement, the offering, issuance, sale or delivery of the Notes, or the execution or delivery of the Material Subsidiary Guarantees or fulfilment of or compliance with the terms and provisions hereof or of the other Loan Documents.

          8K. Environmental Compliance. Except where individually or in the aggregate no Material Adverse Effect would reasonably be expected to result therefrom:

          (a)  environmental compliance:

               i) the Corporation, each Subsidiary and West Windsor Power are in compliance with Applicable Environmental Laws, and the condition and use of their property is in compliance with Applicable Environmental Laws;

               ii) the Corporation, each Subsidiary and West Windsor Power are not subject to any environmental protection order or enforcement order under any Applicable Environmental Law;

               iii) the Corporation, each Subsidiary and West Windsor Power are not subject to any proceeding of any Governmental Authority alleging the violation of any Applicable Environmental Law, or that may lead to a claim or order for clean-up costs, remedial work, reclamation, conservation, damage to natural resources or personal injury, or that may lead to the issuance of a stop-work order, environmental protec-tion order, enforcement order, suspension order, control order, prevention order or clean-up order;

               iv) the Corporation, each Subsidiary and West Windsor Power are not the subject of any federal, provincial, state, local or foreign review, audit or investigation which may lead to a proceeding referred to in clause (iii);

               v) the Corporation, each Subsidiary and West Windsor Power are not aware of any of their predecessors in title to any of their pro-perty being the subject of any order referred to in clause (ii), or any federal, provincial, state, local or foreign review, audit or investigation which may lead to a proceeding referred to in clause
          (iii);

               vi) none of the Corporation's, any Subsidiary's or West Windsor Power's property is (or could reasonably be expected to be) designated as a "contaminated site" or has an equivalent designation under Applicable Environmental Laws, nor could it be considered to be an "unsightly property" under Applicable Environmental Laws;

               vii) the Corporation, each Subsidiary and West Windsor Power are not subject to any action, suit, claim or proceeding by any Person other than a Governmental Authority, relating to non-compliance with any Applicable Environmental Law or to the release or existence of Hazardous Materials on any property or in the environment;

               viii) the Corporation and each Subsidiary are not subject to any well abandonment order or direction from the Alberta Energy and Utilities Board (Alberta) or equivalent agency in any other jurisdic-tion, nor are they liable for abandonment costs in respect of property in which the Corporation or such Subsidiary no longer is a working interest participant under Section 20.4 of the Oil and Gas Conservation Act (Alberta) or equivalent legislation in another jurisdiction;

               ix) the Corporation and each Subsidiary are not aware of their respective property or the property of West Windsor Power ever having been the subject of any non-compliance of any Applicable Environmental Law, or any order referred to in clause (ii), or any proceeding of the nature referred to in clause (iii), or any review, audit or investiga-tion of the nature referred to in clauses (iv) or (v), or any designation of the nature referred to in clause (vi), or any action, suit, claim or proceeding of the nature referred to in clause (vii); and

               x) the Corporation and each Subsidiary are not aware of any Person which is acting or has acted on their behalf, or for which they could have any liability under Applicable Environmental Laws, viola-ting any Applicable Environmental Laws; and

          (a) environmental permits: the Corporation, each Subsidiary and West Windsor Power have obtained and continue to hold all approvals, permits, licenses, consents, certificates of variance, certificates of qualification and other authorizations which are necessary or advisable under Applicable Environmental Laws.

          8L. Environmental Disclosure. The Corporation, each Subsidiary and West Windsor Power have no material contingent liability of which they have knowledge or reasonably should have knowledge in connection with any release of any Hazardous Materials into the environment, and no Hazardous Materials have been released on the real property of the Corporation or any Subsidiary (whether by the Corporation or any Subsidiary or, to their respective knowledge, any pre-decessor in title), or now exist thereon, in a manner contrary to Applicable Environmental Laws and which could result in a material expenditure for clean-up; the Corporation, each Subsidiary and West Windsor Power do not directly or indirectly generate, transport, handle, treat, store, recycle or dispose of Hazardous Materials (other than substances associated with the production of petroleum, natural gas and electricity).

          8M. Environmental Risk Management8D.Outstanding Indebtedness . The Corporation, each Subsidiary and West Windsor Power have implemented and are now maintaining a prudent periodic program for environmental risk management.

          8N. Disclosure. Neither this Agreement nor any other document, certificate or written statement furnished to you by the Corporation or its officers in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements con-tained herein or therein not misleading. There is no fact or facts peculiar to the Corporation or any of its Subsidiaries (excluding conditions general to the oil and gas industry) or West Windsor Power (excluding conditions general to the cogeneration industry) which individually or in the aggregate materially adversely affects or in the future would reasonably be expected to (so far as the Corporation can now foresee) materially adversely affect the business or assets, or financial condition of the Corporation and its Subsidiaries taken as a whole and which has not been set forth in this Agreement or in the other docu-ments, certificates and statements furnished to you by or on behalf of the Corporation prior to the date hereof in connection with the transactions contemplated hereby.

          8O. Pari Passu. All payment obligations of the Corporation hereunder and under the Notes rank at least pari passu in priority of payment with the Bank Indebtedness and with its other most senior unsubordinated Indebtedness for Borrowed Money, subject only to the secured rights of the holders of valid Liens expressly permitted by paragraph 6B(1) for Indebtedness owed to them.
All payment obligations of each Material Subsidiary under any Material Subsidiary Guarantee executed by it, rank at least pari passu in priority of payment with the guarantees by Material Subsidiaries of the Bank Indebtedness and its other most senior unsubordinated Indebtedness, subject only to the secured rights of the holders of valid Liens expressly permitted by paragraph 6B(1) for Indebtedness owed to them.

          8P. ERISA. No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the PBGC has been or is expected by the Corporation or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Corporation, any Subsidiary or any ERISA Affiliate which is or would be materially adverse to the business, condition (financial or otherwise) or operations of the Corporation and its Subsidiaries taken as a whole. Neither the Corporation, any Subsidiary nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the business, condition (financial or otherwise) or operations of the Corporation and its Subsidiaries taken as a whole. The execution and delivery of this Agreement and the issuance and sale of the Notes will be exempt from, or will not involve any transaction which is subject to, the prohibitions of Section 406(a) of ERISA and will not involve any transaction in connection with which a penalty or a tax could be imposed under Section 4975 of the Code. The representation by the Corporation in the next preceding sentence is made in reliance upon and subject to the accuracy of your representation in paragraph 9A(2).

         8Q. Foreign Assets Control Regulations, etc. The Corporation is not a "national" of any foreign country with which the United States of America maintains a commercial embargo, or an order freezing assets, pursuant to legislation, executive orders of the President, or regulations of the Treasury Department. Neither the sale of the Notes by the Corporation nor the use of the proceeds thereof by the Corporation will violate any of such legislation, regu-lations or orders.

          8R. Investment Company Act and Public Utility Holding Company Status. The Corporation is not (a) an investment company or a Person directly or indirectly controlled by or acting on behalf of an investment company, within the meaning of the United States Investment Company Act of 1940, as amended, or
(b) a "holding company" or "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", or a "public utility", within the meaning of the United States Public Utility Holding Company Act of 1935, as amended.

          8S. Engineering Reports. The most recent Engineering Report and other related engineering data, production and cash flow projections, economic models and other information provided by the Corporation to you in respect of the reserves attributable to the oil and gas properties owned by the Corporation and its Subsidiaries is substantially accurate and fairly reflects the interests of the Persons specified therein and thereto as of the date thereof net of all royalties and other burdens affecting same, except to the extent that any inaccuracies would not have a Material Adverse Effect.

          8T. Subsidiaries. Schedule G attached hereto contains a complete list, as of the Date of Closing, of (i) all of the Subsidiaries of the Corporation other than Subsidiaries the assets of which do not exceed Cdn. $1,000,000 in the aggregate, (ii) all Subsidiaries which have been designated as Material Subsidiaries, (iii) all Persons which have been designated as Excluded Subsidiaries by the Corporation, and (iv) the direct or indirect percentage ownership of the issued and outstanding Voting Shares of such Subsidiaries and Excluded Subsidiaries.

          8U. Material Subsidiaries. As of the Date of Closing, the Corporation is, directly or indirectly, the registered and beneficial owner of all of the issued and outstanding Voting Shares and all other securities of each Material Subsidiary, other than the Mountain Companies.

          8V. West Windsor Power. Neither the Corporation nor any Subsidiary has outstanding any commitments, obligations, other Indebtedness or Liens in favour of or for the benefit of any lender under the West Windsor Credit Agreement or any supplier to, buyer from, contractor of, or any other Person who may now or hereafter become a creditor of, West Windsor Power, other than
(i) Non-Recourse Debt under the West Windsor Credit Agreement and obligations pursuant to the documents described in paragraphs (a) through (e) of the defini-tion of West Windsor Power Indebtedness, which documents have not been amended to change in any material respect the non-recourse nature of the obligations thereunder or (ii) commitments, obligations, other Indebtedness or Liens in favour of any supplier to, buyer from, contractor of, or any other Person who may now or hereafter become a creditor of, West Windsor Power, which in the aggregate could have a Material Adverse Effect.

          8W. Indeck. The total liability of the Corporation and its Subsidiaries under the Indeck Gas Contract and Indeck Security is less than Cdn. $7,000,000.

          8X. PLC-Windsor Ltd. The proved producing and proved non-producing oil and gas properties formerly owned by PLC-Windsor Ltd. were contributed to Northstar Energy Partnership, other than the Dover oil sands project near Fort McMurray, Alberta.

     PARAGRAPH 9.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER.

          9A. Representations and Warranties of the Purchaser. You represent and warrant as follows:

          9A(1) Nature of Purchase. You are acquiring the Notes to be purchased by you hereunder as principal and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act and the Securities Act (Alberta) and such acquisition is in respect of a security which has an aggregate acquisition cost to you of not less than $97,000, within the contemplation of the Securities Act (Alberta), provided that the disposition of your property shall at all times be and remain within your control.

          9A(2) Source of Funds. At least one of the following statements is an accurate representation as to each source of funds (a "Source") to be used by you to acquire the Notes to be purchased by you hereunder:

          (a) the Source constitutes assets allocated to your "insurance company general account" (as such term is defined under Section V of the United States Department of Labor's Prohibited Transaction Class Exemption ("PTCE") 95-60) and, as of the date of the purchase of the Notes, you satisfy all of the applicable requirements for relief under Sections I and V of PTCE 95-60;

          (b) no part of the Source constitutes the assets of any "employee benefit plan" as defined in Section 3(3) of ERISA, or its related trust, or any "plan" as defined in Section 4975(e)(1) of the Code, or its related trust (in this paragraph 9A(2), each a "Plan");

          (c) the Source constitutes assets of either (i) an insurance company pooled separate account, within the meaning of PTCE 90-1, or (ii) a bank collective investment fund, within the meaning of PTCE 91-38; and either (x) no Plan (together with any other Plan maintained by the same employer or employee organization) holds more than a 10% interest in such account or fund; and your acquisition of the Notes to be acquired hereunder with the Source is eligible for and satisfies the requirements of PTCE 90-1 or PTCE 91-38 as in effect on the date of this representation and will be exempt from the restrictions of Section 406(a), 406(b)(2) and 407(a) of ERISA and the taxes imposed by Section 4975(a) and (b) of the Code or (y) you have identified in writing to the Corporation those Plans which (to-gether with any other Plan maintained by the same employer or employee organization) hold more than a 10% interest in such pooled separate account or bank collective investment fund and the Corporation has notified you in writing that it is not a party in interest or a disqualified person
     (as defined in Section 3(14) of ERISA and Section 4975(e)(2) of the Code, respectively) with respect to any such Plan;

         (d) the Source constitutes assets of one or more Plans which you have identified in writing to the Corporation, or one or more separate accounts or trust funds in which is included assets of one or more of such identi-fied Plans, and the Corporation has notified you in writing that it is not a "party in interest" or a "disqualified person" (as defined in Section 3(14) of ERISA and Section 4975(e)(2) of the Code, respectively) with respect to any such Plan;

          (e) the Source constitutes assets of a "governmental plan" as defined in Section 3(32) of ERISA; or

          (f) the Source constitutes assets of an investment fund, the assets of which do not include assets of any employee benefit plan within the meaning of ERISA.

          9A(3) Location. Your head registered office is located outside of Canada, and the Notes will be held by you outside Canada.

          9B.  Representations, Acknowledgements and Covenants of the Purchaser.

          9B(1) Acknowledgement. You (by your execution of this Agreement) acknowledge that the Notes shall bear the following legend:

          THIS NOTE HAS NOT BEEN QUALIFIED FOR DISTRIBUTION IN ALBERTA AND THIS NOTE, OR ANY INTEREST IN THIS NOTE, MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED OR ASSIGNED TO ANY RESIDENT OR PERSON IN ALBERTA UNTIL MAY 31, 1998.

The Corporation confirms that on and after May 31, 1998, upon request of the registered Holder of such Note for exchange of the certificates evidencing such Note and compliance with the terms and conditions hereof, the Corporation will issue a replacement Note without the above-captioned legend, provided that the registered Holder of such Note delivers to the Corporation a certificate that such Note is not beneficially owned by residents of Alberta. By your execution of this Agreement, you consent to the Corporation making a notation on its records in order to implement the foregoing provisions.

          You, by your execution of this Agreement,

          (i)   represent that you are an insurance company as defined in
     Section 2(13) of the Securities Act, and

          (ii) understand and agree that the Notes have not been registered, and that the Corporation does not intend to register the Notes, under the Securities Act, and that such Notes shall bear the following legend:

               THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED
     STATES SECURITIES ACT OF 1933 AS AMENDED, AND NEITHER THIS NOTE NOR ANY PARTICIPATION HEREIN MAY BE OFFERED OR SOLD IN
     CONTRAVENTION OF SAID ACT.

     9B(2) Covenants Regarding Transfer of Notes. You covenant that you will not on or before May 31, 1998 sell, offer for sale, transfer or assign such Notes, or any interest therein, to any Person resident in Alberta. By its acquisition and holding of a Note, each Transferee will be deemed to represent that one or more of the statements in clauses (a) through (f) of paragraph 9A(2) is correct with respect to each Source being used by it to acquire any Note.

     PARAGRAPH 10.  DEFINITIONS.

     10.  Definitions.

     For the purpose of this Agreement, the terms defined in the introduc-tory sentence and in paragraphs 1 and 2 shall have the respective meanings specified therein, and the following terms shall have the meanings specified with respect thereto below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     10A. Yield-Maintenance Terms.

     "Business Day" shall mean, when used in connection with the Yield-Maintenance Amount, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

     "Called Principal" shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4B, or has become or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

     "Designated Spread" shall mean the following:

           (a) for all purposes except a prepayment pursuant to paragraph 4B(b), 0.50% in the case of each Note, and

           (b) for purposes of any prepayment of any Notes pursuant to para-graph 4B(b), 1.11%.

      "Discounted Value" shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Note is payable) equal to the Reinvestment Yield with respect to such Called Principal.

     "Reinvestment Yield" shall mean, with respect to the Called Principal of any Note, the Designated Spread over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page 678" on the Telerate Service (or such other display as may replace Page 678 on the Telerate Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if neces-sary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities.

     "Remaining Average Life" shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

     "Remaining Scheduled Payments" shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

     "Settlement Date" shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B, or has become or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

     "Yield-Maintenance Amount" shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield-Maintenance Amount shall in no event be less than zero.

     10B. Other Terms.

     "Additional Covenant" shall mean any affirmative or negative covenant or similar restriction applicable to the Corporation or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant or a default or event of default) the subject matter of which either (i) is similar to that of the covenants in paragraphs 5D, 5K, 5L, 5M, 5Q, and 6 of this Agreement, or related definitions in paragraph 10 of this Agreement, but con-tains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the holder or holders of the Indebtedness created or evidenced by the document in which such covenant or similar restriction is contained (and such covenant or similar restriction shall be deemed an "Additional Covenant" only to the extent that it is more restric-tive or more beneficial) or (ii) is different from the subject matter of such covenants but contains restrictions or prohibitions on the ability of the Corporation or its Subsidiaries to (a) create, incur or permit to exist any indebtedness, Liens, leases or other similar obligations, (b) make any loans, advances or investments, (c) pay any dividends or make any distributions or repurchases of securities, (d) sell receivables, stock, debt or other assets,
(e) concerning pension plans or (f) involving any financial test (other than a "Debt to Cash Flow" covenant similar to that contained in Section 8.3(b) of the CIBC Credit Agreements).

     "Affiliate" shall mean any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Corporation, except a Subsidiary. A Person shall be deemed to control a corporation or other entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or such entity, whether through the ownership of voting securities, by contract or otherwise.

     "Agreement" shall have the meaning specified in paragraph 11C.

     "Applicable Environmental Laws" shall mean those Applicable Laws which pertain to the environment or the release of Hazardous Materials into the environment, and includes any condition or requirement contained in a permit, license, approval, consent or other document issued pursuant to such laws.

     "Applicable Laws" shall mean, in relation to any Person, property, trans-action or event:

          (a) all applicable provisions of laws, statutes, rules and regula-tions from time to time in effect of any Governmental Authority, and

          (b) all judgments, orders, awards, decrees, official directives, writs and injunctions from time to time in effect of any Governmental Authority in any action, proceeding or matter in which the Person is a party or by which it or its property is bound or having application to the transaction or event.

     "Bank Indebtedness" shall mean the Indebtedness of the Corporation from time to time under the CIBC Credit Agreements and any other credit facility established in favour of the Corporation by any other bank(s), whether in substitution therefor or in addition thereto.

     "Business Day" shall mean, when used other than in connection with the Yield-Maintenance Amount, any day other than a Saturday or a Sunday or a day on which commercial banks in New York, New York or Calgary, Alberta are required or authorized to be closed.

     "Canadian Dollars" or "Cdn. $" or "$" shall mean lawful money of Canada.

     "Capitalized Lease Obligation" shall mean, with respect to any Person, any rental obligation which, under GAAP, would be required to be capitalized on the books of such Person, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

     "CIBC" shall mean the Canadian Imperial Bank of Commerce, a Canadian chartered bank.

     "CIBC Credit Agreements" shall mean the Credit Agreement relating to the Cdn. $300,000,000 Extendible Revolving Term Credit Facility between the Corporation and CIBC, Royal and TD, as Lenders and CIBC, as Agent for the Lenders, and Royal and TD as Co-Agents, dated April 15, 1997, as amended from time to time and the Credit Agreement relating to the Cdn. $60,000,000 Extendible Operating Credit Facility between the Corporation and CIBC, as amended from time to time, and the guarantees of David Limited Partnership dated April 15, 1997, Morrison dated April 15, 1997 and Northstar Energy Partnership dated November 1, 1997, each as amended from time to time.

     "CIBC Offer to Amend" shall have the meaning specified in paragraph 6G.

     "Claims" shall have the meaning specified in paragraph 11P.

     "Closing" shall have the meaning specified in paragraph 2.

     "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

     "Commodity Swap" means an agreement entered into between the Corporation or a Subsidiary and a counterparty on a case by case basis, the purpose and effect of which is to mitigate or eliminate the Corporation's or a Subsidiary's exposure to fluctuations in commodity prices.

     "Compliance Certificate" means a compliance certificate substantially in the form attached hereto as Schedule E or such other form as may be reasonably acceptable to the Required Holders, executed on behalf of the Corporation by the Chairman, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, President, any Vice President, Treasurer or Controller of the Corporation or any other officer of the Corporation involved principally in its financial administration or controllership function.

     "Confidential Information" shall mean any material non-public information regarding the Corporation that is expressly and conspicuously marked as being "confidential", that is provided to any Holder, any Person who purchases a participation in a Note and any offeree of a Note or a participation therein pursuant to this Agreement other than information (a) which was publicly known or otherwise known to such Holder, such Person or such offeree at the time of the disclosure, (b) which subsequently becomes publicly known through no act or omission of such Holder, such Person or such offeree or (c) which otherwise becomes known to such Holder, such Person or such offeree, other than through disclosure by the Corporation or any Subsidiary.

     "Consolidated Debt" shall mean, in respect of the Corporation and its Subsidiaries, as of the end of any Fiscal Quarter and as determined in accord-ance with GAAP on a consolidated basis, without duplication, an amount equal to:

     (a)  the aggregate of:

          (i)  the amount of Indebtedness for Borrowed Money; and

          (ii) to the extent not included in Indebtedness for Borrowed Money:

               (A)  Guarantees in respect of the Indebtedness for Borrowed
          Money of any other Person (including Excluded Subsidiaries), other than a Subsidiary; provided that any such Indebtedness for Borrowed Money of such other Person shall include obligations of the kind described in subparagraphs (A) through (F) inclusive of this paragraph
          (ii) of the definition of Consolidated Debt;

               (B)  obligations:

                    (I) to purchase indebtedness or to advance or supply funds for the payment or purchase of indebtedness, including the pur-chase of debt securities, obligations or shares, or

                    (II) to make any payment, loan, advance, capital contribu-
               tion or other investment in or to a Person, or become or be bound by any agreement to do so, for the purpose of assuring a minimum equity, an asset base, a working capital or other balance sheet test or condition for any date or to provide funds for the payment of any debt liability, dividend or share liquida-tion payment, or otherwise to supply funds to or in any manner invest in such Person, other than where such Person is a Subsidiary or where any such obligations relate to payments made or to be made on behalf of any such Person in the ordinary course of business in accordance with normal petroleum and natural gas industry practice pursuant to the provisions of operating agreements which require or permit joint operators under any such operating agreements to make such payments after such Person has defaulted in the payment thereof;

               (C) obligations with respect to Prepaid Obligations and deferred revenues relating to third party obligations;

               (D)  the amount of Capitalized Lease Obligations;

               (E) any Sale-Leaseback to the extent it constitutes a Capitalized Lease Obligation;

               (F) obligations arising under Swaps entered into by the Corporation or a Subsidiary for speculative purposes (determined, where relevant, by reference to GAAP) or other than in the ordinary course of its business to the extent of the net amount due or accruing due by the Corporation or a Subsidiary thereunder (determined by marking-to-market the same in accordance with their terms); provided that Interest Swaps having as a subject matter principal amounts (determined on a net basis taking into account Swaps entered into to reverse the position or limit the exposure under an existing Swap) greater than the aggregate indebtedness of the Corporation and its Subsidiaries for borrowed money available to them and Commodity Swaps in respect of which the Corporation or a Subsidiary is not permitted to create a Permitted Encumbrance pursuant to paragraph (n) of the definition thereof shall be deemed to be for speculative purposes or other than in the ordinary course of business; and

               (G) the redemption amount of any preferred shares of the Corporation or its Subsidiaries (if such preferred shares are not owned by the Corporation or a Subsidiary) which are redeemable at the option of the holder thereof;

     and shall exclude in any event:

     (b) to the extent permitted by GAAP, any particular indebtedness if, upon or prior to the maturity thereof, there shall have been irrevocably deposited with the proper depository in trust the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such indebted-ness, and thereafter such funds and evidences of indebtedness or other security so deposited are not included in any computation of the assets of such Person;

     (c) contingent obligations in respect of court actions, suits or other proceedings which have not come to a final and conclusive judgment before a court of competent jurisdiction or such other Person as may have jurisdiction in the premises and the Corporation or any Subsidiary reasonably expects to be successful in the defense of such action, suit or other proceeding;

     (d) any lease or other arrangement relating to real or personal property which would, in accordance with GAAP, be accounted for as an operating lease of such Person;

     (e)  deferred taxes;

     (f)  Non-Recourse Debt; and

     (g) for greater certainty, any Indebtedness for Borrowed Money included on the balance sheet of an Excluded Subsidiary, including Indebtedness of the type described in paragraph (a) above.

     "Consolidated Interest Expense" shall mean, with reference to any period, the following for the Corporation and its Subsidiaries on a consolidated basis, after eliminating all intercompany transactions:

     (a) all interest charges (including amortization of debt discount, bankers' acceptance discounts and stamping fees, commercial paper discounts, guarantee fees, and expense and imputed interest on Capitalized Lease Obligations and on Sale-Leasebacks to the extent they constitute Capitalized Lease Obligations) on Indebtedness properly charged or chargeable to income during such period in accordance with GAAP; plus

     (b) all interest charges capitalized or deferred in determining Consolidated Net Earnings for such period; less

     (c) to the extent included in clauses (a) or (b), interest charges in respect of Non-Recourse Debt; less

     (d) to the extent included in (a) or (b), interest charges paid by Excluded Subsidiaries provided that any interest charges paid or accrued by any Person acquired by the Corporation or any Subsidiary through purchase, amalgamation, merger or other-wise, or paid or accrued by any Person which is a successor to the Corporation by amalgamation or merger or as a transferee of its assets, shall be included in Consolidated Interest Expense only to the extent taken into account in determin-ing the net income of such Person included in Consolidated Net Earnings for such period.

     "Consolidated Net Earnings" shall mean, with reference to any period, the net earnings (or loss) of the Corporation and its Subsidiaries (other than earn-ings of Excluded Subsidiaries) (after all taxes) for such period (taken as a cumulative whole), all determined in accordance with GAAP on a consolidated basis after deducting portions of income properly attributable to minority interests, if any, in the shares and surplus of Subsidiaries, provided that there shall be excluded:

     (a) the income (or loss) of any Person prior to the date it becomes a Subsidiary or is merged into or amalgamated with the Corporation or a Subsidiary;

     (b) the income (or loss) of any Person (other than a Subsidiary) in which the Corporation or any Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Corporation or such Subsidiary in the form of cash dividends;

     (c) the undistributed income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of its articles or any agreement, instrument or Applicable Law;

     (d) any restoration to income of any contingency reserve taken in the same Fiscal Year;

     (e) any aggregate net gain (or loss) during such period arising from the sale, exchange or other disposition of capital assets (such term to include all fixed assets, whether tangible or intangible, and all inventory sold in conjunction with the disposition of fixed assets);

     (f) any gains or losses resulting from any write-up or write-down of assets;

     (g) any net gain from the collection of the proceeds of life insurance policies;

     (h) any gain or loss arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of the Corporation or any Subsidiary;

     (i) any net income or gain or net loss during such period from any change in accounting, from any extraordinary items or from any prior period adjust-ments;

     (j) any net income or gain or net loss during such period from any discon-tinued operations or the disposition thereof (for clarity, not including the net income or gain arising from the disposition or particular oil and gas properties or related tangibles);

     (k) in the case of a successor to the Corporation by amalgamation or merger or as a transferee of its assets, any earnings of the Person (other than a Subsidiary) amalgamated with or merged into the Corporation, or whose assets are transferred to the Corporation, prior to the date of such amalgama-tion, merger or transfer of assets;

     (l) any net income or net loss from operations (for clarity after deduc-tion of interest expense relating to such operations) included therein and which are attributable to assets of the Corporation and its Subsidiaries to which a Non-Recourse Debt holder's rights, remedies and recourse are limited; and

     (m) any net income or loss included therein from, and which is attribu-table to, Excluded Assets except to the extent received by the Corporation.

     "Consolidated Tangible Assets" shall mean, as of the end of any Fiscal Quarter and as determined in accordance with GAAP, without duplication, the net book value of the property, plant and equipment as shown on the consolidated balance sheet of a Person for such Fiscal Quarter, less the aggregate of any amount included therein which is attributable to:

     (a) any property, plant and equipment of such Person which is subject to a Lien securing Non-Recourse Debt; and

     (b) any property, plant and equipment of such Person which is not located in Canada, the United States of America or Other Permitted Countries;

and, for greater certainty, there shall be excluded from the determination of Consolidated Tangible Assets, the net book value of any property, plant and equipment of the Excluded Subsidiaries.

     "Consolidated Tangible Net Worth" shall mean, as of the end of any Fiscal Quarter, and as determined in accordance with GAAP on a consolidated basis, an amount equal to the amount of shareholders' equity of the Corporation and its Subsidiaries (including therein retained earnings) but excluding therefrom any shareholders' equity attributable to:

     (a) preferred shares of the Corporation or of a Subsidiary (if such pre-ferred shares are not owned by the Corporation or another Subsidiary) which are redeemable at the option of the holder thereof;

     (b) any Non-Recourse Debt, any Excluded Assets (for so long as the Excluded Assets are subject to a Lien securing Non-Recourse Debt) and any assets of the Corporation and its Subsidiaries to which any such Non-Recourse Debt holder's rights, remedies and recourse are limited and all retained earn-ings attributable to such assets;

     (c) goodwill, trademarks, copyrights and other similar intangible assets as shown on the consolidated balance sheet of the Corporation and its Subsidiaries for such Fiscal Quarter; and

     (d) all amounts properly attributable to minority interests, if any, in the shares and surplus of Subsidiaries;

and, for greater certainty, there shall be excluded from the determination of Consolidated Tangible Net Worth all Excluded Subsidiaries and all investments (whether by way of equity, loans or otherwise) of the Corporation and its Subsidiaries in all Excluded Subsidiaries.

     "Currency Swap" shall mean a contract entered into between the Corporation or a Subsidiary and a counterparty on a case by case basis in connection with forward rate, currency swap or currency exchange and other similar currency related transactions, the purpose and effect of which is to mitigate or elimin-ate the Corporation's or a Subsidiary's exposure to fluctuations in exchange rates.

     "Date of Closing" shall have the meaning specified in paragraph 2.

     "David Limited Partnership" shall mean David Limited Partnership, a limited partnership formed under the laws of Alberta.

     "EBITDA" shall mean, with reference to any period, the sum of Consolidated Net Earnings plus, to the extent deducted in determining Consolidated Net Earnings, the following for the Corporation and its Subsidiaries (other than Excluded Subsidiaries) on a consolidated basis, without duplication, after eliminating amounts properly attributable to minority interests and after eliminating all intercompany transactions:

          (a)  Consolidated Interest Expense,

          (b) current and deferred income taxes (except current income taxes relating to sales or other dispositions of capital assets the losses from which are included in determining Consolidated Net Earnings),

          (c)  depreciation, depletion and amortization expense, and

          (d)  other non-cash expenses for such period,

     and for certainty, excluding any non-cash income or gain. There shall be deducted from the foregoing the following for the Corporation and its Subsidiaries on a consolidated basis (to the extent included in determining Consolidated Net Earnings): income tax recovery (except income tax recovery relating to sales or other dispositions of capital assets the losses from which are included in determining Consolidated Net Earnings).

     "Eligible Reinvestments" shall mean

          (a) all purchases of property, plant and equipment in Canada, the United States of America and Other Permitted Countries made by the Corporation and its Subsidiaries during the relevant Fiscal Year;

          (b) any proceeds of disposition in the relevant Fiscal Year held as cash or other liquid investments at the end of such Fiscal Year; and

          (c) investments to acquire shares in the capital stock of petroleum and/or natural gas exploration and production companies organized and existing under the laws of Canada or a province thereof, or any state of the United States of America, with substantially all of its assets located and a majority of its business conducted within Canada or the continental United States of America (including Alaska), where the Corporation's objec-tive in making such acquisition is ultimately to acquire control of the subject company, provided that (i) the Corporation notifies the Holders in the next Compliance Certificate delivered pursuant to paragraph 5A(2) that it is invoking this clause (c) in order to comply with its obligation in paragraph 6B(3), and identifying the original date of the investment and the amount thereof as at the date the Compliance Certificate relates to, and (ii) within 270 days of the date such investment is made, the Corporation designates the subject company as a Material Subsidiary in accordance with the terms of this Agreement. For clarity, such investment shall cease to be an "Eligible Reinvestment" if at any time during such 270-day period the Corporation becomes unwilling or unable to acquire over 50% of the total combined voting power of all classes of Voting Shares of the subject company.

    "Engineering Report" shall mean an engineering evaluation report prepared by an independent engineering firm or qualified in-house engineers of the Corporation, in form and substance satisfactory to the Required Holders, acting reasonably, which report shall, as of the date of such report, set forth the reserves attributable to the oil and gas properties owned by the Corporation and its Subsidiaries and evaluated therein, the royalties and other burdens applicable thereto and a projection of the rate of production and future net revenue therefrom and shall evaluate at least 70.0% of the proven producing oil and gas properties of the Corporation and its Subsidiaries determined by reference to future net revenue of such proven producing oil and gas properties.

     "Environmental Liabilities" means any and all Indebtedness for any Release, any environmental damage, any contamination or any other environmental problem caused or alleged to have been caused to any Person, property or the environment as a result of any Release or the condition of any property or asset, whether or not caused by a breach of Applicable Laws, including, without limitation, all Indebtedness arising from or related to: any surface, underground, air, ground-water, or surface water contamination; the abandonment or plugging of any well; restorations and reclamations; the removal of or failure to remove any founda-tions, structures or equipment; the cleaning up or reclamation of storage sites; any Release; violation of pollution standards; and personal injury (including sickness, disease or death) and property damage arising from the foregoing.

     "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall mean any corporation which is a member of the same controlled group of corporations as the Corporation within the meaning of
Section 414(b) of the Code, or any trade or business which is under common control with the Corporation within the meaning of Section 414(c) of the Code.

     "Event of Default" shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or both, or the happening of any further condition, event or act, and "Default" shall mean any of such events, whether or not any such requirement has been satisfied.

     "Excess Cash Proceeds" shall have the meaning specified in paragraph 6B(3).

     "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended.

     "Excluded Assets" shall mean, in respect of the Corporation or any Material Subsidiary, any of its assets and properties which are described in Schedule H.

     "Excluded Subsidiary" shall mean a Person which would otherwise be a Subsidiary but in respect of which the Corporation has advised the Holders in writing, in the circumstances permitted pursuant to paragraph 5R, that such Person is no longer a Subsidiary.

     "Existing Northstar Notes" shall mean the 7.03% Senior Notes due November 7, 2005 of the Corporation outstanding under the Northstar Note Agreement.

     "Fiscal Quarter" shall mean the three month period commencing on the first day of each Fiscal Year and each successive three month period thereafter during such Fiscal Year.

     "Fiscal Year" shall mean the Corporation's fiscal year which at present commences on January 1 of each year and ends on December 31 of such year.

     "GAAP" shall mean generally accepted accounting principles in Canada from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable on the date on which the applicable determina-tion or calculation is made or required to be made.

     "Governmental Approval" means an authorization, consent, approval, waiver, order, decree, license, exemption, permit, registration, filing, qualification or declaration of or with any Governmental Authority or the giving of notice to any Governmental Authority or any other action in respect of a Governmental Authority.

     "Governmental Authority" means any federal, state, provincial, county, local or municipal government; any governmental body, agency, authority, board, bureau, department or commission (including any taxing authority); any instru-mentality or office of any of the foregoing (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative func-tions; or any Person directly or indirectly controlled by any of the foregoing.

     "Guarantee" shall mean any undertaking to assume, guarantee, indemnify, endorse (other than the routine endorsement of cheques in the ordinary course of business), contingently agree to purchase or to provide funds for the payment of, or otherwise become directly or indirectly liable (contingent or otherwise) in respect of, any Indebtedness of any Person; provided that the amount of each Guarantee shall be deemed to be the amount of the Indebtedness guaranteed thereby, unless the Guarantee is limited to a specified amount or to realization exclusively on specified assets in which case the amount of such Guarantee shall be deemed to be the lesser of such specified amount or the fair market value of such specified assets, as the case may be, or the amount of such Indebtedness.

     "Hazardous Materials" shall mean any substance that:

     (a) when released to the natural environment is likely to cause, immedi-ately or at some future time, material harm or degradation to the natural environment or any risk to human health and without restricting the generality of the foregoing, includes any pollutant, contaminant, waste or hazardous waste, or any "dangerous goods", "hazardous chemical", "hazardous substance" or "hazardous waste" as may be defined by Applicable Environmental Law for the protection of the natural environment or human health, or

     (b) exhibits characteristics of flammability, corrosivity, reactivity or toxicity.

     "Holder" or "Holders" shall mean the holder or holders of any Notes from time to time.

     "Indebtedness" shall mean, with respect to any Person, all the Person's present and future indebtedness, liabilities and obligations of every nature and kind whatsoever, whether absolute or contingent, material or not, known or unknown, direct or indirect, including indebtedness created, incurred, assumed or guaranteed by such Person, all indebtedness for borrowed money, any obliga-tion arising in respect of any Swap or similar obligation and all liabilities which in accordance with GAAP would appear on the liability side of a balance sheet of such Person prepared as at such time, except items of capital, retained earnings, surplus, deferred tax reserves or accrued taxes.

     "Indebtedness for Borrowed Money" shall mean, at any date of determination and as determined in accordance with GAAP on a consolidated basis, all indebted-ness, obligations and liabilities of a Person as of such date of determination which would be classified as long term debt upon a consolidated balance sheet of such Person (including, without limitation, the current portion of such long term debt) and all other indebtedness for borrowed money, including loans and commercial paper, which would be classified as current liabilities upon a con-solidated balance sheet of such Person as of such date of determination.

     "Indeck" shall mean Indeck-Yerkes Limited Partnership.

     "Indeck Gas Contract" shall mean the Gas Sales and Purchase Agreement dated March 9, 1989 between the Corporation and Indeck Gas Supply Corporation ("IGS") as amended by Amending Agreements dated May 31, 1990, June 28, 1991, and November 11, 1991, respectively, and as assigned by IGS to Indeck pursuant to an Assignment and Assumption Agreement dated as of May 14, 1992 among IGS, the Corporation and Indeck, and as further amended by an Amending Agreement dated July 6, 1992, between the Corporation and Indeck.

     "Indeck Security" shall mean:

        (a) the demand debenture dated July 6, 1992 in the principal amount of US $25,000,000 made by the Corporation in favour of Indeck;

        (b) the security deposit agreement made as of July 6,1992 between Indeck and the Corporation; and

        (c) any Lien granted under existing commitments in the Indeck Gas Contract.

     "Interest Swap" shall mean a contract entered into between the Corporation or a Subsidiary and a counterparty on a case by case basis, in connection with interest rate swap transactions, interest rate options, cap transactions, floor transactions, collar transactions and other similar interest rate related trans-actions, the purpose and effect of which is to mitigate or eliminate the Corporation's or a Subsidiary's exposure to fluctuations in interest rates.

     "Joint Venture Company" shall mean any corporation which is jointly con-trolled by the Corporation (either by itself or through any combination of itself and its Subsidiaries) and the other shareholders of such corporation; provided that no one Person exercises control over such corporation and the accounts of any such corporation, in accordance with GAAP, are proportionately consolidated into the accounts of the Corporation and, for greater certainty, "Joint Venture Company" presently includes each Mountain Company.

     "Lien" shall mean any assignment, mortgage, charge, pledge, lien, encum-brance, title retention agreement (including, without limitation, Capitalized Lease Obligation) or any security interest whatsoever, howsoever created or arising, whether absolute or contingent, fixed or floating, legal or equitable, perfected or not.

     "Loan Documents" shall mean this Agreement, each Note, each Material Subsidiary Guarantee and all other certificates, instruments and documents con-taining representations, warranties or covenants delivered from time to time by or on behalf of the Corporation or any Subsidiary in connection herewith or therewith.

     "Material Adverse Effect" shall mean any event, circumstance, occurrence or change which would reasonably be expected to materially impair or have a material adverse effect on (i) the business, financial condition, operations, assets or properties of the Corporation and its Material Subsidiaries taken as a whole, (ii) the ability of the Corporation to repay the Notes or any other amount outstanding hereunder or any Material Subsidiary to perform its obliga-tions underits Material Subsidiary Guarantee, or (iii) the validity or enforce-ability of this Agreement or any other Loan Document.

     "Material Subsidiary" shall mean a Subsidiary which has executed and delivered a Material Subsidiary Guarantee to the Holders and, notwithstanding that they are unable to provide a Material Subsidiary Guarantee, shall be deemed as of the Date of Closing to also include the Mountain Companies.

     "Material Subsidiary Guarantee" shall mean a guarantee of the obligations of the Corporation by a Subsidiary to or for the benefit of the Holders substan-tially in the form of Schedule D, as amended from time to time, which in the case of Morrison shall initially be limited in an amount to Cdn. $100,000,000.

     "Morrison" shall mean Morrison Petroleums Ltd., a corporation amalgamated pursuant to the laws of the Province of Alberta.

     "Morrison Note Agreement" shall mean the Note Agreement dated as of July 19, 1995, as amended by letter agreement dated November 1, 1997, with respect to the issuance by Morrison of U.S. $75,000,000 of 6.76% senior notes due July 19, 2005, or any substitution therefor or replacement thereof.

     "Mountain Companies" shall mean, collectively, Mountain Energy Inc. and 659502 Alberta Inc., the two corporations, the first of which ("Mountain 1") is owned (as to Voting Shares) as to 50% by each of the Corporation and Morrison Middlefield Resources Limited and the second of which is owned (as to Voting Shares) as to 100% by Mountain 1 and "Mountain Company" means either of them.

     "Multiemployer Plan" shall mean any Plan which is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA).

     "Non-Recourse Debt" shall mean Indebtedness incurred by the Corporation or a Subsidiary to finance the construction, development or acquisition of assets where the recourse of the lender of such Indebtedness (or any agent, trustee, receiver or other Person acting on behalf of the lender in respect of such Indebtedness) or any judgment in respect of such Indebtedness is limited, in all circumstances (other than in respect of false or misleading representations, warranties and covenants customary in limited recourse financing, in respect of which the lender's recourse is against the Corporation or a Subsidiary, as applicable, on an unsecured basis) to the assets constructed, developed or acquired (including all personal property arising from or relating to such assets) and in respect of which such Indebtedness has been incurred.

     "Northstar Energy Partnership" shall mean Northstar Energy, a general partnership formed under the laws of Alberta, the partners of which are the Corporation and Morrison .

     "Northstar Note Agreement" shall mean the Note Agreement dated as of November 7, 1995 with respect to the issuance by the Corporation of U.S. $60,000,000 of 7.03% senior notes due November 7, 2005, as amended.

     "Notes" shall have the meaning specified in paragraph 1.

     "Offers to Amend" shall mean any CIBC Offer to Amend and/or any Other Lender Offer to Amend.

     "Officer's Certificate" shall mean a certificate signed in the name of the Corporation by a Responsible Officer.

     "Other Lender Offer to Amend" shall have the meaning specified in paragraph 6H.

     "Other Permitted Countries" shall mean the countries listed in Schedule F.

     "PBGC" shall mean the United States Pension Benefit Guaranty Corporation or any successor entity.

     "Permitted Disposition" shall mean, in respect of the Corporation or any Subsidiary, any of the following:

     (a) a sale or disposition by such Person of oil and gas properties (and related tangibles) resulting from any pooling, unit or farmout agreement entered into in the ordinary course of its business and in accordance with sound industry practice when, in the reasonable judgment of the Corporation or such Subsidiary, it is necessary or desirable to do so in order to facili-tate the orderly exploration, development or operation of such oil and gas properties;

     (b) a sale or other disposition by such Person in the ordinary course of business and in accordance with sound industry practice of tangible personal property that is obsolete, no longer useful for its intended purpose, or being replaced in the ordinary course of its business;

     (c) a sale or disposition by such Person of current production from oil and gas properties made in the ordinary course of its business;

     (d) sales or dispositions (including Voting Securities) by a Subsidiary to the Corporation, by a Material Subsidiary to a Material Subsidiary and by the Corporation to a Material Subsidiary, including dispositions to a partner-ship involving the Corporation and Morrison;

     (e) a sale or disposition of assets by such Person which are subject to a Lien securing Non-Recourse Debt; and

     (f) any sale or disposition of any assets or properties classified as property, plant and equipment on the most recent consolidated balance sheet of the Corporation and its Subsidiaries, including a Sale-Leaseback and any Prepaid Obligations, where the proceeds of disposition are applied to the pro rata prepayment of the Notes (in accordance with paragraph 4B(a)) and the out-standing Indebtedness under the CIBC Credit Agreements. The pro rata portion of such proceeds of disposition to be prepaid to the Holders shall be deter-mined by multiplying such proceeds by a fraction, the numerator of which is the aggregate principal amount of the Notes then outstanding plus the Yield-Maintenance Amount that the Corporation would ordinarily be required to pay on the full payout of the Notes (determined as of the Business Day next preceding the date of prepayment), and the denominator of which is the aggregate principal amount of the Notes outstanding plus the aggregate prin-cipal amount of Indebtedness outstanding under the CIBC Credit Agreements, plus all premiums which the Corporation would ordinarily be required to pay on the full payout of the Notes and such Indebtedness (determined as of the Business Day next preceding the date of prepayment).

     "Permitted Encumbrances" shall mean any of the following:

     (a) Liens for taxes, assessments or governmental charges which are not due or delinquent, or the validity of which the Corporation or any Subsidiary shall be contesting in good faith; provided the Corporation or such Subsidiary shall have made adequate provision therefor in accordance with GAAP;

     (b) the Lien of any judgment rendered, or claim filed, against the Corporation or any Subsidiary which the Corporation or any such Subsidiary shall be contesting in good faith; provided the Corporation or such Subsidiary shall have made adequate provision therefor in accordance with GAAP;

     (c) Liens, privileges or other charges imposed or permitted by law such as statutory liens and deemed trusts, carriers' liens, builders' liens, materialmens' liens and other Liens, privileges or other charges of a similar nature which relate to obligations not due or delinquent, including any Lien or trust arising in connection with workers' compensation, unemployment insurance, pension and employment laws or regulations;

     (d) Liens arising in the ordinary course of and incidental to construc-tion, maintenance or current operations which have not been filed pursuant to law against the Corporation or any Subsidiary or in respect of which no steps or proceedings to enforce such Lien have been initiated or which relate to obligations which are not due or delinquent or if due or delinquent, which the Corporation or such Subsidiary shall be contesting in good faith;
  provided the Corporation or such Subsidiary shall have made adequate provision therefor in accordance with GAAP;

      (e) Liens incurred or created in the ordinary course of business and in accordance with sound oil and gas industry practice in respect of the explora-tion, development or operation of oil and gas properties or related production or processing facilities or the transmission of petroleum substances as security in favour of any other Person conducting the exploration, develop-ment, operation or transmission of the property to which such Liens relate for the Corporation's or any of its Subsidiary's portion of the costs and expenses of such exploration, development, operation or transmission, provided that such costs or expenses are not due or delinquent or, if due or delinquent, which the Corporation or such Subsidiary shall be contesting in good faith; provided the Corporation or such Subsidiary shall have made adequate provision therefor in accordance with GAAP;

      (f) overriding royalty interests, net profit interests, reversionary interests and carried interests or other similar burdens on production in respect of the Corporation's or any of its Subsidiary's oil and gas properties that are entered into with or granted to arm's length third parties in the ordinary course of business and in accordance with sound oil and gas industry practice in Alberta;

      (g) Liens for penalties arising under ordinary course non-participation provisions of operating agreements in respect of the Corporation's or any of its Subsidiary's oil and gas properties if such Liens do not materially detract from the value of any material part of the property of the Corporation and its Subsidiaries taken as a whole;

      (h) easements, rights-of-way, servitudes, zoning or other similar rights or restrictions in respect of land held by the Corporation or any Subsidiary (including, without limitation, rights-of-way and servitudes for railways, sewers, drains, pipe lines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) which, either alone or in the aggregate, do not materially detract from the value of such land or materially impair its use in the operation of the business of the Corporation and its Subsidiaries taken as a whole;

      (i) Liens given by the Corporation or any Subsidiary to a public utility or any Governmental Authority when required by such public utility or Governmental Authority in the ordinary course of the business of the Corporation or any Subsidiary in connection with operations of the Corporation or any Subsidiary if such Lien does not, either alone or in the aggregate, materially detract from the value of any material part of the property of the Corporation and its Subsidiaries taken as a whole and relates to obligations not due or delinquent;

       (j) the right reserved to or vested in any Governmental Authority by the terms of any lease, license, grant or permit or by any statutory or regu-latory provision to terminate any such lease, license, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

       (k) all reservations in the original grant from the Crown of any lands and premises or any interests therein and all statutory exceptions, qualifica-tions and reservations in respect of title;

       (l) any Lien from time to time disclosed by the Corporation or any Subsidiary to the Holders and which is consented to by the Required Holders;

       (m) any right of first refusal in favour of any Person granted in the ordinary course of business with respect to all or any of the oil and gas properties of the Corporation or any Subsidiary;

       (n) Liens on cash or marketable securities of the Corporation or any Subsidiary granted in connection with any Swap entered into in the ordinary course of business and not for any speculative purpose provided:

            (A) such Liens only secure the obligations of the Corporation or any Subsidiary under such Swap and, in respect of Commodity Swaps, the Corporation reasonably expects the Corporation or such Subsidiary to produce sufficient crude oil, natural gas or natural gas liquids in the ordinary cause of business equal to or greater than the amount of production subject to such Commodity Swap; and

            (B) the obligations of the Corporation or a Subsidiary under such Swaps are not due and delinquent;

       (o) Liens relating wholly to Non-Recourse Debt or any Lien on the Excluded Assets;

       (p)  Liens in favour of the Holders to secure the Notes;

       (q) Liens to collateralize monies held in a cash collateral account by a lender in respect of the prepayment of bankers' acceptances, letters of credit or similar obligations accepted or issued by such lender but only if at the time of such prepayment no default or event of default has occurred and is continuing under the credit facility pursuant to which the bankers' accept-ances or letters of credit have been accepted or issued;

       (r)  the Indeck Gas Contract and the Indeck Security;

       (s) the rights of buyers under production sale contracts related to the Corporation's or a Subsidiary's share of petroleum substances entered into in the ordinary course of business, provided that the contracts create no rights (including any Lien) in favour of the buyer or any other Person in, to or over any reserves of petroleum substances or other assets of the Corporation or a Subsidiary, other than a dedication of reserves (not by way of Lien or abso-lute assignment) on usual industry terms;

       (t) Liens or trusts created, incurred or assumed by the Corporation or a Subsidiary in respect of Indebtedness for Borrowed Money incurred or assumed by the Corporation or a Subsidiary (the "Other Security Interest") where the Corporation or such Subsidiary, concurrently with the creation, incurrence or assumption of any Other Security Interest, (I) provides equal and ratable Liens and trusts to or for the benefit of the Holders to secure the Notes on the same property and assets in form and substance satisfactory to the Holders, acting reasonably, together with such other documents (including legal opinions in form and substance reasonably satisfactory to the Required Holders, including an opinion as to the validity, enforceability, registration and perfection of such Lien and that all payment obligations of the Corporation under the Notes rank at least pari passu in right of payment with all other obligations secured by such Other Security Interest) with respect to such Lien and trust as the Holders may reasonably require and (II) causes the holders of the obligations secured by such Other Security Interest to enter into an inter-creditor agreement with all Holders, such inter-creditor agreement to be in form and substance satisfactory to the Required Holders; provided that at the time of and immediately after the creation, incurrence or assumption of the Other Security Interest and the Indebtedness for Borrowed Money secured thereby, no Default or Event of Default has occurred and is continuing;

       (u) purchase money Liens upon or in any tangible personal property and fixtures (including real property surface rights upon which such fixtures are located) acquired by the Corporation or a Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property; including any Liens existing on such property at the time of its acquisition (other than any such Lien created in contemplation of any such acquisition) provided that the aggregate amount of Indebtedness secured by all such Liens is not at any time in excess of 7.0% of the Consolidated Tangible Assets of the Corporation and its Subsidiaries as at the end of the immediate-ly preceding Fiscal Quarter;

       (v) Liens on the assets of the Corporation or any Subsidiary which are not otherwise Permitted Encumbrances; provided that the aggregate amount of Indebtedness secured by all such Liens is not at any time in excess of 3.0% of the Consolidated Tangible Assets of the Corporation and its Subsidiaries as at the end of the immediately preceding Fiscal Quarter and such Liens do not attach generally to all or substantially all of the assets of the Corporation or a Material Subsidiary; and

       (w) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Lien referred to in the preceding paragraphs (a) to (v) inclusive of this definition, so long as any such extension, renewal or replacement of such Lien is limited to all or any part of the same property that secured the Lien extended, renewed or replaced (plus improvements on such property) and the indebtedness or obliga-tion secured thereby is not increased from its original amount or any amount to which it has been repaid;

provided that nothing in this definition shall in and of itself constitute or be deemed to constitute an agreement or acknowledgment by any Holder that the Indebtedness subject to or secured by any such Permitted Encumbrance ranks (apart from the effect of any Lien included in or inherent in any such Permitted Encumbrance) in priority to the Indebtedness of the Corporation hereunder or of any Material Subsidiary under its Material Subsidiary Guarantee.

     "Permitted Investments" shall mean

     (a) investments in certificates of deposit or bankers' acceptances of com-mercial banks organized under the laws of Canada or the United States of America having capital, surplus or undivided profits in excess of U.S. $100,000,000 or equivalent in Canadian Dollars, a short term deposit rating of A-1 or better by Standard and Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"), P-1 or better by Moody's Investors Services, Inc. ("Moody's"), A-1 or better by Canadian Bond Rating Service ("CBRS") or R-1
  (low) or better by Dominion Bond Rating Service ("DBRS") or their equivalent, and a long term unsecured bond rating of A or better by S&P, A2 or better by Moody's, A or better by CBRS and A or better by DBRS, in each case such certificates or acceptances shall be due within one year from the date of purchase and payable in Canadian or U.S. Dollars,

     (b) obligations of the Canadian or United States Government, and obliga-tions fully guaranteed by the Canadian or United States Government, in each case due within one year from the date of purchase and payable in Canada or the United States of America in Canadian or U.S. Dollars, and

     (c) commercial paper having a short-term rating of A-1 or better by S&P, P-1 or better by Moody's, A-1 or better by CBRS and R-1 (middle/low) or better by DBRS or their equivalent and issued by corporations domiciled in Canada or the United States of America, in each case due within one year (in the case of Canadian Dollar denominated commercial paper) and 270 days (in the case of U.S. Dollar denominated commercial paper) from the date of purchase and payable in Canadian or U.S. Dollars.

     "Permitted Title Defects" shall mean, as at any particular time, any of the following rights, limitations, reservations, provisos, conditions, excep-tions, qualifications, agreements, obligations and interests on or in respect of the assets, or any part of the assets, of the Corporation or any Subsidiary:

     (i) easements, rights-of-way, servitudes, zoning, and similar rights in or restrictions in respect of land (including rights-of-way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved or taken by other Persons, which do not, individually or in the aggregate, materially detract from the use or value of the property subject thereto,

     (ii) the reservations, limitations, provisos and conditions in any original grants from the Crown of any land or interests therein and statutory excep-tions, qualifications and reservations in respect of title,

     (iii) the unexercised rights reserved or vested in any municipality or governmental or other authority or Person by the terms of any title documents, or by any statutory provisions, to terminate any such title documents, or other interests in land, or to require annual or other periodic payments as a condition of the continuance thereof,

     (iv) obligations to deliver petroleum substances to buyers thereof or their assignees or nominees and rights of the buyers, their assignees and nominees under sales contracts entered into in the ordinary course of business and in accordance with sound industry practice, as the same may be amended, replaced or renewed from time to time,

     (v) royalties, overriding royalties, production payments, net profits and other interests and obligations arising in the ordinary course of business and in accordance with sound industry practice,

     (vi) any agreement, or any interest or right created in favour of any Person thereunder, relating to pooling or unitization affecting the property and arising in the ordinary course of business and in accordance with sound industry practice,

     (vii) any rights of first refusal, pre-emption or first purchase or requirements of consent to sale or disposition, created in the ordinary course of business, none of which have become exercisable heretofore or as a result of the execution and delivery of this Agreement or will, merely on the passage of time, become exercisable, and

     (viii) defects in title which are not general in application and which do not, individually or in the aggregate, materially detract from the value of the property of the Corporation or any Subsidiary or any significant part thereof or materially impair the use of any thereof in the operation of their respective businesses.

     "Person" shall mean any individual, firm, partnership, company, corporation or other body corporate, government, governmental body, agency, instrumentality, unicorporated body of Persons or association and the heirs, executors, administrators or other legal representatives of an individual.

     "Plan" shall mean any "employee pension benefit plan" (as such term is defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Corporation or any ERISA Affiliate or with respect to which the Corporation or any ERISA Affiliate may have any liability.

     "Prepaid Obligations" shall mean "take-or-pay" or similar prepaid Indebtedness of a Person whereby such Person is obligated to settle, at some future date more than 90 days from the date the obligation is incurred, payment in respect of petroleum substances, whether by deliveries (accelerated or otherwise) of petroleum substances, payment of money or otherwise howsoever.

     "Prime Rate" shall mean:

     (a) in respect of amounts in U.S. Dollars, the rate of interest, expressed as a rate per annum, which The Bank of New York from time to time publicly announces in New York City as its Prime Rate, and

     (b) in respect of amounts in Canadian Dollars, the prime lending rate of interest, expressed as a rate per annum, which CIBC from time to time establishes as the reference rate of interest in order to determine the interest rate it will charge for loans in Canadian Dollars to customers in Canada.

If either such institution ceases to announce or establish such rates, the Required Holders may designate an alternate similar financial institution in its place, both for the purposes of this Agreement and (in the case of U.S. Dollars) the Notes.

     "Production Payment Transaction" shall mean:

     (i) the sale (including any forward sale) or other transfer of petroleum or natural gas substances, chemicals, minerals or other products of the Corporation or a Subsidiary, whether in place or when produced, for a period of time until, or an amount such that, the purchaser will realize a specified amount of money (however determined, including by reference to interest rates or other factors which may not be fixed) or a specified amount of such pro-ducts, or

     (ii) any other transaction involving an interest in property of the character commonly referred to as a "production payment".

     "Rate of Exchange" has the meaning specified in paragraph 11U.

     "Release" shall mean any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, leeching or migra-tion of any element or compound in or into the indoor or outdoor environment (including the abandonment or disposal of any barrels, tanks, containers or receptacles containing any contaminant), or in, into or out of any vessel or facility, including the movement of any contaminant through the air, soil, subsoil, surface, water, groundwater, rock formation or otherwise.

     "Required Holders" shall mean the Holder or Holders of at least 51% of the aggregate principal amount of the Notes outstanding at such time (exclusive of Notes held by the Corporation or any of its Affiliates or Subsidiaries).

     "Responsible Officer" shall mean the chief executive officer, chief opera-ting officer, executive vice-president, chief financial officer, vice-president finance or treasurer of the Corporation or any other officer of the Corporation involved principally in its financial administration or its controllership function.

     "Royal" shall mean the Royal Bank of Canada, a Canadian chartered bank.

     "Sale-Leaseback" shall mean an arrangement under which title to any tan-gible personal property or fixture is transferred by the Corporation or a Subsidiary (a "transferor") to another Person which leases or otherwise grants the right to use such property to the transferor (or nominee of the transferor), whether or not in connection therewith the transferor also acquires a right or is subject to an obligation to acquire the property, asset or interest, and regardless of the accounting treatment of such arrangement.

     "Securities Act" shall mean the United States Securities Act of 1933, as amended.

     "Subsidiary" shall mean:

     (a) a Person of which another Person alone or in conjunction with its other Subsidiaries owns an aggregate number of the Voting Shares sufficient to enable the election of a majority of the directors (or other Persons per-forming similar functions) regardless of the manner in which other Voting Shares are voted;

     (b) a Person of which another Person alone or in conjunction with its other Subsidiaries has, through the operation of any agreement or otherwise, the ability to elect or cause the election of a majority of the directors (or other Persons performing similar functions) or otherwise exercise control over the management and policies of such Person; and

     (c)  a Joint Venture Company;

and shall include any Person in like relation to a Subsidiary, but shall exclude in all circumstances an Excluded Subsidiary; and unless otherwise expressly indicated herein, "Subsidiary" shall only refer to and mean a Subsidiary of the Corporation (including a Joint Venture Company) which is not an Excluded Subsidiary.

     "Successor" has the meaning specified in paragraph 6B(2).

     "Swap" shall mean a Commodity Swap, Currency Swap or Interest Swap. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended Fiscal Quarter of such Person, based on the assumption that such Swap had terminated at the end of such Fiscal Quarter, and in making such deter-mination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then, in each such case, the amount of such obligation shall be the net amount so determined.

     "TD" shall mean The Toronto-Dominion Bank, a Canadian chartered bank.

     "Transaction" shall have the meaning specified in paragraph 6B(2).

     "Transferee" shall mean any direct or indirect transferee of all or any part of any Note purchased by you under this Agreement.

     "U.S. Dollars" or "U.S. $" shall mean lawful currency of the United States of America.

     "Voting Shares" shall mean:

     (a) capital stock of any class of any corporation or other securities of any other Person which carries voting rights to elect the board of directors (or other Persons performing similar functions) under any circumstances; and

     (b) an interest in a general partnership, limited partnership, joint venture or similar Person which entitles the holder of such interest to receive a share of the profits, or on dissolution or partition, of the assets, of such Person.

     "West Windsor Credit Agreement" has the meaning specified in the definition of West Windsor Power Indebtedness.

     "West Windsor Power" shall mean West Windsor Power, an Ontario general partnership.

     "West Windsor Power Indebtedness" shall mean the Indebtedness of the Corporation and any Material Subsidiary in relation to a Cdn. $150,000,000 Credit Agreement dated as of November 2, 1993 among West Windsor Power, the lenders named therein, Banque National de Paris and Citibank Canada as Lead Agents, Paribas Bank of Canada and Union Bank of Switzerland (Canada) as Co-Agents and Union Bank of Switzerland (Canada) as LC Bank, Administrative Agent and Collateral Agent, as amended by a Consent, Waiver and Amendment Agreement dated April 20, 1994, by a Consent Agreement dated January 13, 1995, by an Amendment dated February 23, 1996 and by an Amendment and Consent Agreement dated as of June 28, 1996 (as so amended, the "West Windsor Credit Agreement") and any documents related thereto to which the Corporation or any Material Subsidiary is a party or is bound, including, without limitation;

     (a) the obligations of the Corporation pursuant to the Amended and Restated Sponsor Funding Agreement and Pledge dated as of January 1, 1996 by and among the Corporation, American Tractebel Corporation, Sky Energy Corporation, West Windsor Power and Union Bank of Switzerland (Canada);

     (b) the obligations of the Corporation under the Amended and Restated Keep-Well Agreement made the 1st day of January, 1996 by and between the Corporation, PLC-Windsor Ltd. and Sky Energy Corporation;

     (c) the obligations of PLC-Windsor Ltd. under the Amended and Restated Equity Subscription Agreement made as of January 1, 1996 by and among PLC-Windsor Ltd., Tractebel Canada Inc., Sky Energy Corporation and West Windsor Power;

     (d) the obligations of PLC-Windsor Ltd. under the Assignment of Partnership Interest dated as of November 2, 1993 between PLC-Windsor Ltd. as Assignor and Union Bank of Switzerland (Canada) as Collateral Agent, as amended by a Letter Agreement dated January 1, 1996; and

     (e) the obligations of the Corporation or PLC-Windsor Ltd. in respect of the "Debt Service Letter of Credit" (as defined in the West Windsor Credit Agreement).

     "Wholly-Owned Subsidiary" shall mean a Subsidiary all of the Voting Shares and other equity interests of which are owned by the Corporation directly or indirectly through one or more Wholly-Owned Subsidiaries.

     10C.    Accounting Principles, Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the most recent audited consolidated finan-cial statements of the Corporation and its Subsidiaries delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B.

     PARAGRAPH 11.  MISCELLANEOUS.

     11A. Note Payments. The Corporation agrees that, so long as you shall hold any Note, the Corporation will make payments of principal of, interest on and any Yield-Maintenance Amount payable with respect to such Note in compliance with the terms of the Note and this Agreement, such payments to be made by wire transfer of immediately available funds for credit (not later than noon, New York City local time, on the date due) to your account or accounts as specified in the Purchaser Schedule attached hereto, or such other account or accounts in the United States of America as you may designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. You agree that, before disposing of any Note, you will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Corporation agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as you have made in this paragraph 11A.

     11B. Expenses. The Corporation agrees, whether or not the transactions contemplated by this Agreement are consummated, to pay, and save you and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including (i) all docu-ment production and duplication charges and the fees and expenses of any special counsel engaged by you or such Transferee in connection with this Agreement (other than the fees and expenses of your special counsel in connection with the negotiation of and the execution and delivery of the Loan Documents at Closing), the transactions contemplated hereby and any subsequent proposed modification of, or proposed consent or waiver under, this Agreement (including the fees and expenses of counsel), whether or not such proposed modification shall be effected or proposed consent or waiver granted, and (ii) the costs and expenses, including attorneys' fees and solicitors' fees (on a solicitor and his own client basis), incurred by you or such Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement or the other Loan Documents or in responding to any subpoena or other legal process or informal investigative demand of any Governmental Authority issued in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby or by reason of you or such Transferee being the Holder of any Note, including costs and expenses incurred in any bankruptcy case. The obligations of the Corporation under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by you or any Transferee and the payment of any Note; provided that the Corporation shall not be liable for legal fees of a Purchaser or Transferee in connection with the transfer of a Note or any portion thereof.

     11C. Consent to Amendments.

     (a) This Agreement may be amended, and the Corporation may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Corporation shall obtain the written consent to such amendment, action or omission to act, of the Required Holders except that, without the written consent of the Holders of all Notes at the time outstanding, no amend-ment to this Agreement shall change the stated maturity date of any Note, or change the principal of, or the rate or time of payment of interest on or any Yield-Maintenance Amount payable with respect to any Note, or affect the time, amount or allocation of any prepayments, amend this paragraph 11C, or change the proportion of the principal amount of the Notes required with respect to any consent, amendment, waiver or declaration. Each Holder at the time or thereafter outstanding shall be bound by any consent authorized by this para-graph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Corporation and any Holder nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any Holder of such Note. As used herein and in the Notes, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

     (b) The Corporation will provide each Holder with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Holder to make an informed and considered decision with respect to any pro-posed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Corporation will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provi-sions of this paragraph to each Holder promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Holders of Notes.

     11D.  Form, Registration, Transfer and Exchange of Notes; Lost Notes.

     (a) The Notes are issuable as registered notes without coupons in amounts of at least U.S. $1,000,000, except as may be necessary to reflect any prin-cipal amount not evenly divisible by U.S. $1,000,000. Except as repaid or prepaid in accordance herewith, no Holder shall hold less than an aggregate principal amount of U.S. $2,000,000 of Notes.

     (b) The Corporation shall keep at its principal office in Calgary, Alberta a register in which the Corporation shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Corporation, the Corporation shall, at its expense, promptly execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the Holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Corporation. Whenever any Notes are so surrendered for exchange, the Corporation shall, at its expense, promptly execute and deliver the Notes which the Holder making the exchange is entitled to receive. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the Holder of such Note or such Holder's attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. A true and complete copy of such register (containing names and addresses of each Holder) shall be provided to any Holder promptly upon request therefor.

     (c) Upon receipt of written notice from the Holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such Holder's unsecured indemnity, or in the case of any such mutilation upon surrender and cancella-tion of such Note, the Corporation will make and deliver promptly a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

     11E. Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, the Corporation may treat the Person in whose name any Note is registered as the owner and Holder of such Note for the purpose of receiving payment of principal of, interest on and any Yield-Maintenance Amount payable with respect to such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Corporation shall not be affected by notice to the contrary. Subject to the preceding sentence and to Applicable Laws, the Holder of any Note may from time to time grant participations in such Note to any Person on such terms and conditions as may be determined by such Holder in its sole and absolute discretion, provided that any such participation shall be in a principal amount of at least U.S. $1,000,000.

     11F. Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by or on behalf of the Corporation in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of you or any Transferee.

     11G. Entire Agreement. Subject to paragraph 11F, this Agreement and the Notes embody the entire agreement and understanding between you and the Corporation and supersede all prior agreements and understandings relating to the subject matter hereof.

     11H. Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including any Transferee) whether so expressed or not.

     11I. Notices. All notices or other communications provided for hereunder (except for the facsimile notice required by paragraph 4C) shall be in writing and sent by nationwide overnight delivery service (with charges prepaid) and
(i) if to you, addressed to you at the address specified for such communications in the Purchaser Schedule attached hereto, or at such other address as you shall have specified to the Corporation in writing, (ii) if to any other Holder, addressed to such other Holder at such address as such other Holder shall have specified to the Corporation in writing or, if any such other Holder shall not have so specified an address to the Corporation, then addressed to such other Holder in care of the last Holder of such Note which shall have so specified an address to the Corporation, and (iii) if to the Corporation, addressed to it at 3000, 400 - 3rd Avenue S.W., Calgary, Alberta, T2P 4H2, Attention: Chief Financial Officer, or at such other address as the Corporation shall have specified to each Holder in writing; provided that any such communication to the Corporation may also, at the option of any Holder, be delivered by any other means either to the Corporation at its address specified above or to any officer of the Corporation.

     11J. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall not be included in the computation of the interest payable on such Business Day.

     11K. Satisfaction Requirement.9B.Representations, Acknowledgements and
Covenants of the Purchaser   If any agreement, certificate or other writing,
or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to you or to the Required Holders, the determination of such satisfaction shall be made by you or the Required Holders, as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

     11L. Governing Law and Submission to Jurisdiction.9B.Representations,
          Acknowledgements and Covenants of the Purchaser

     (a)  THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED AND
  ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE PROVINCE OF ALBERTA AND THE LAW OF CANADA APPLICABLE THEREIN.

     (b) The Corporation agrees that the courts of Alberta shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes which may arise out of or in connection with the aforesaid documents and it irrevocably submits to the non-exclusive jurisdiction of such courts, without prejudice to the rights of any Holder to take proceedings in any other jurisdictions, whether concurrently or not.

     (c) The Corporation agrees that final judgment in any such suit, action or proceeding brought in such courts shall be conclusive and binding upon it and may be enforced against it in the courts of Canada (or any other courts to the jurisdiction of which it or its property is subject) by a suit upon such judgment, provided that it does not waive any right to appeal any such judg-ment, to seek any stay or otherwise to seek reconsideration or review of any such judgment.

     11M. Amendments. This Agreement may not be changed orally, but (subject to the provisions of paragraph 11C) only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

     11N. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     11O. Descriptive Headings. The descriptive headings of the several para-graphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     11P. Payment Free from Equities. The Notes shall be paid by the Corporation, and may be assigned by each Holder, absolutely free and clear of all equities, rights of set-off, claims, defenses, counterclaims, rights or other matters whatsoever (collectively, "Claims"), whether existing between a Holder and the Corporation and/or any third parties or intermediate Holders, and whether now existing or hereafter arising (before or after notice of any assign-ment to the Corporation) which could impair or adversely affect in any way the entitlement of any present or future Holder to enforce the Notes strictly in accordance with the terms and provisions hereof and of the Notes, and the Corporation hereby agrees not to assert, as against any assignee or any present or future Holder, any Claims arising out of this Agreement or any Note (other than the defenses that obligations hereunder have been performed or observed by the Corporation, or that such performance has been waived or that the Holders have consented to non-performance). For greater certainty, but without limiting the generality of the foregoing, the foregoing shall apply:

          (a) notwithstanding that such Claim arises due to any act or omission of any Holder or any intermediate Holder or any other party;

          (b) regardless of how closely or inseparably connected such Claim is to the obligations or whether it flows out of dealings or transactions related thereto; and

          (c) notwithstanding actual or constructive notice to any assignee or any present or future Holder, or to any intermediate Holder or any other third party of such Claim, regardless of when received or deemed to be received.

     The foregoing shall be without prejudice to the right of the Corporation to subsequently assert any Claim as against the assignor.

     11Q. Note Repayment Net of Withholding Imposts. (a) All payments by the Corporation under this Agreement or any Note, whether in respect of principal, Yield-Maintenance Amount (if any), interest, interest on overdue interest, fees or any other payment obligations, shall be made in full without any deduction or withholding on account of taxes or duties of whatsoever nature imposed or levied by or on behalf of Canada or any Governmental Authority in Canada having power to tax unless the Corporation is prohibited by Applicable Law from doing so, in which event the Corporation shall:

          (i) forthwith pay to each Holder such additional amount so that the net amount received by such Holder will equal the full amount which would have been received by it had no such deduction or withholding been made;

          (ii) pay to the relevant taxation or other authorities within the period for payment permitted by Applicable Law the full amount of the deduction or withholding (including the full amount of any deduction or withholding from any additional amount paid pursuant to this paragraph); and

          (iii) furnish to each Holder promptly, as soon as available, an official receipt of the relevant taxation or other authorities involved for all amounts deducted or withheld as aforesaid.

     (b) If as a result of any payment by the Corporation under this Agreement or any Note, whether in respect of principal, Yield-Maintenance Amount (if any), interest, interest on overdue interest, fees or other payment obligations, any Holder is required to pay tax under Part XIII of the Income Tax Act (Canada) or any successor provisions (for instance, in accordance with Section 803 of the Regulations to the Income Tax Act (Canada)), then the Corporation will, upon demand by any Holder, and whether or not such taxes are correctly or legally asserted, indemnify each Holder for the payment of any such taxes, together with any interest, penalties and expenses in connection therewith, and for any taxes on such indemnity payment. All such amounts shall be payable by the Corporation on demand and shall bear interest at 8.79% per annum calculated from the date incurred by the Holder to the date paid by the Corporation.

     (c) If, following any payment made by the Corporation to any Holder under paragraph (a)(i) above or any indemnity payment made by the Corporation to any Holder under paragraph (b) above, such Holder shall receive or be granted a refund, credit, allowance or remission in respect of the taxes or duties result-ing in the payment thereof and such Holder is able to readily identify such refund, credit, allowance or remission as being attributable to such taxes or duties, such Holder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, credit, allowance or remission and without prejudice to the right of such Holder to obtain any other relief or allowance which may be available to it, reimburse the Corporation with such amount as such Holder, acting reasonably, determines to be the amount of money attributable to such refund, credit, allowance or remission that may be paid by such Holder to leave it (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding or payment of tax which resulted in the payment under paragraph (a)(i) or (b) above. Such Holder may charge to the Corporation (and may deduct from amounts reimbursable to the Corporation hereunder) a fee reasonably determined by such Holder to compensate it for any additional effort expended or cost incurred in determining such credit or remission or allocating it to the Corporation. Notwithstanding the foregoing, no Holder shall be obligated to disclose to the Corporation, or any of its agents, any computation made by such Holder in connection with this paragraph 11Q(c) or any information regarding such Holder's tax status or affairs.

     11R. Interest.

          (a) In respect of any overdue amounts hereunder or under the Notes where no provision is made herein or therein for payment of interest thereon, the Corporation shall pay interest on such overdue amounts on demand, calculated from the date such unpaid amount is due until such unpaid amount is paid in full, at 8.79% per annum.

          (b) In no event shall any interest or fee to be paid hereunder or under a Note exceed the maximum rate permitted by Applicable Law. In the event any such interest rate or fee exceeds such maximum rate, such rate shall be adjusted downward to the highest rate (expressed as a percentage per annum) or fee that the parties could validly have agreed to by contract on the date hereof under Applicable Law. It is further agreed that any excess actually received by a Holder shall be credited against the princi-pal of the Notes (or, if the principal shall have been or would thereby be paid in full, the remaining amount shall be credited to the Corporation).

          (c) All interest (including interest on overdue interest) payable by the Corporation hereunder and under the Notes shall accrue from day to day, computed as provided herein, and shall be payable after as well as before maturity, demand, default and judgment.

          (d) Interest on the Notes shall be computed on the basis of a 360-day year of 12 30-day months. Solely for purposes of the Interest Act (Canada), the yearly rate of interest to which interest calculated for a period of less than one year on the basis of a year of 360 days consisting of 12 30-day periods is equivalent is such rate of interest multiplied by a fraction of which (i) the numerator is the product of (A) the actual number of days in the year commencing on the first day of such period, multiplied by (B) the sum of (y) the product of 30 multiplied by the number of complete months elapsed in such period and (z) the actual number of days elapsed in any incomplete month in such period; and (ii) the denominator is the product of (a) 360 multiplied by (b) the actual number of days in such period.

          (e) The theory of "deemed reinvestment" shall not apply to the computation of interest and no allowance, reduction or deduction shall be made for the deemed reinvestment of interest in respect of any payments. Calculation of interest shall be made using the nominal rate method, and not the effective rate method, of calculation.

          (f) To the extent permitted by law, Section 6 of the Judgment Interest Act (Alberta) is hereby waived and shall not apply to this Agreement or the Notes.

     11S. Counterparts. This Agreement may be executed in any number of coun-terparts, and by facsimile, all of which together shall constitute one instrument.

     11T. Currency References, Conversion and Payments.

          (a) Unless otherwise stated, references in this Agreement to dollar amounts, Cdn. $, or $ shall be deemed to be references to Canadian Dollars.

          (b) A reference in this Agreement to the equivalent of one currency in another currency shall mean the equivalent determined using the noon spot rate of exchange for conversion announced by the Bank of Canada on the day for conversion.

          (c) All payments on account of the Notes (including interest and Yield-Maintenance Amounts) shall be made in U.S. Dollars.

     11U. Judgment Currency. If, for the purposes of obtaining or enforcing judgment against the Corporation in any court, or for any other related purpose hereunder, it is necessary to convert an amount due under this Agreement or any
Note in the currency in which it is due (the "Original Currency") into another currency (the "Second Currency"), the rate of exchange applicable shall be the daily noon day rate quoted by the Bank of Canada on the relevant date to purchase the Original Currency with the Second Currency and includes any premium and costs of exchange payable in connection with such purchase. The Corporation agrees that its obligation in respect of any Original Currency due from it shall, notwithstanding any judgment or payment in the Second Currency, be dis-charged only to the extent that on the Business Day following the receipt of any sum so paid or adjudged to be due hereunder in the Second Currency the payee may purchase in the market the Original Currency with the amount of the Second Currency so paid or so adjudicated to be due; and if the amount of the Original Currency so purchased is less than the amount originally due in the Original Currency, the Corporation agrees that the deficiency shall be a separate obligation of it, independent from its obligations under this Agreement or any Note, and shall constitute in favour of the Holders a cause of action which shall continue in full force and effect notwithstanding any such judgment or order to the contrary, and the Corporation agrees, notwithstanding any such payment or judgment, to indemnify the Holders against any such loss or deficiency.

     11V. Time; "Including"; "Assets"; "Property"

          (a) Unless otherwise stated, references to time shall mean local time in Calgary, Alberta.

          (b) The word "including" shall not be construed to limit or restrict the generality of the matter that precedes it.

          (c) The words "property" and "assets" of a Person are used interchangeably herein, and each encompasses all property, assets and undertakings of the Person, both real and personal, present and future.

     11W. Environmental Indemnity.  The Corporation shall indemnify each
Holder and hold each harmless against any and all losses, costs, expenses, liabilities, actions, suits, claims or damages of any and every kind sustained, paid or incurred by any of them as a result of any environmental claims, liabilities or obligations of any and every nature whatsoever relating to or affecting the Corporation, its Subsidiaries or West Windsor Power or the property of any of them ("their property"), or the property of others where the Corporation, any Subsidiary or West Windsor Power could have any liability in respect thereof under Applicable Environmental Laws, or personal injury or death, including in respect of:

          (i) any environmental harm or damage to or impairment of their property (or any other Person's property) caused by the presence or release of any Hazardous Materials on their property, or by the Corporation or any Subsidiary or West Windsor Power, whether or not such presence or release was under control, care or management of a previous owner or of a tenant;

          (ii) any decrease or loss in value of their property (or any other Person's property) occasioned by non-compliance with Applicable Environmental Laws;

          (iii) the imposition or assertion of any Lien including any expenses collectable as taxes affecting their property under Applicable Environmental Laws by any Governmental Authority;

          (iv) any claim asserted or order issued by a Governmental Authority (including an enforcement order or an environmental protection order issued under the Environmental Protection and Enhancement Act (Alberta)) against a Holder or an agent of any of them in respect of any matter referred to in clauses (i), (ii), or (iii), or for any clean-up, restoration, well abandonment, reclamation or other securing or remedial action in respect of their property (or any other Person's property); or

          (v) any non-compliance with any provision herein relating to environmental matters.

     Without limiting the generality of the foregoing, the indemnities in this paragraph shall extend to:

          (i) legal fees on a solicitor and his own client basis, including the costs of defending and/or counterclaiming or claiming over against third parties in respect of any action or matters; and

          (ii) any amounts payable arising out of a settlement of any action entered into between any Holder, and any Person with or without the consent of the Corporation;

but shall not extend to any claim, liability or obligation to the extent the same arises solely due to the gross negligence or willful misconduct of the Holder claiming indemnification.

     These indemnities shall extend to the officers, directors, employees, agents and assignees of each Holder and the Corporation will hold the benefit of these indemnities in trust for such indemnified parties to the extent necessary to give effect hereto. The provisions of and undertakings and indemnification set out in this paragraph 11W shall survive the payment and satisfaction of the Notes.

     11X. Disclosure to Other Persons; Confidentiality. Except as provided in this paragraph, each Holder and each Person who purchases a participation in a Note or any part thereof agrees that, prior to the occurrence of a Default, it will use its best efforts to hold in confidence and not to disclose the Confidential Information. The Corporation acknowledges that any Holder may deliver copies of any financial statements and other documents delivered to such Holder, and disclose any other information disclosed to such Holder (including Confidential Information), by or on behalf of the Corporation or any Subsidiary in connection with or pursuant to this Agreement to (i) such Holder's directors, officers, employees, agents and legal counsel, (ii) financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the provisions of this paragraph 11X, (iii) any other Holder, (iv) any Person to which such Holder offers to sell such Note or any part thereof (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this paragraph 11X), (v) any Person to which such Holder sells or offers to sell a participation in all or any part of such Note (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this paragraph 11X), (vi) any Person from which such Holder offers to purchase any security of the Corporation (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this paragraph 11X),
(vii) any federal or state regulatory authority having jurisdiction over such Holder, (viii) the National Association of Insurance Commissioners or any similar organization, (ix) rating agencies that require access to information about the Holder's investment portfolio, or (x) any other Person to which such delivery or disclosure may be necessary or appropriate (a) in compliance with any law, rule, regulation or order applicable to such Holder, (b) in response to any subpoena or other legal process or informal investigative demand of a Governmental Authority, or (c) in connection with any litigation to which such Holder is a party.

     11Y. Further Assurances.

          (a) Each party shall promptly cure any defect by it in the execution and delivery of this Agreement or the Notes.

          (b) The Corporation, at its expense, shall promptly deliver to any Holder, upon request by such Holder in writing, all such other and further documents, agreements, opinions, certificates and instruments (executed, as necessary) in order to give effect to the covenants and agreements of the Corporation in this Agreement or the other Loan Documents, and shall make any recording, file any notice or obtain any consent in connection therewith, all as may be reasonably necessary or appropriate in connection therewith.

     If you are in agreement with the foregoing, please sign the form of accept-ance on the enclosed counterparts of this letter and return the same to the Corporation, whereupon this letter shall become a binding agreement among the Corporation and the Purchasers.

NORTHSTAR ENERGY CORPORATION


By:  __________________________________
       John Richels                 c/s
       Chief Financial Officer


The foregoing Agreement is hereby accepted as of the date first above written.


THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA


By:  ___________________________________
     Robert G. Gwin
     Vice President